EXHIBIT 10.55

CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THE OMITTED CONFIDENTIAL INFORMATION APPEARS ON FIVE (5) PAGES OF THIS EXHIBIT

EXECUTION VERSION

CREDIT AGREEMENT

dated as of June 28, 2007

among

AIRTRAN AIRWAYS, INC., as Borrower,

EACH LENDER IDENTIFIED ON SCHEDULE 1 HERETO, as Lenders,

and

BAYERISCHE HYPO- UND VEREINSBANK AG, LONDON BRANCH, as Security Agent

Pre-Delivery Payment Financing

for up to Eighteen (18) Boeing model 737-7BD Aircraft

each equipped with

Two (2) CFM International model CFM56 engines

TABLE OF CONTENTS

1.	DEFINITIONS AND CONSTRUCTION	2

2.	COMMITMENTS; BORROWER’S NOTICE OF PAYMENT DATES; CLOSING PROCEDURE	2

3.	LOAN CERTIFICATES, EXPENSES, FEES AND INCREASED COSTS	4

4.	CONDITIONS	7

5.	REPRESENTATIONS AND WARRANTIES	9

6.	COVENANTS OF BORROWER	12

7.	LENDER COVENANTS	16

8.	SECURITY AGENT’S COVENANTS	17

9.	ASSIGNMENT OR TRANSFER OF INTEREST	17

10.	INDEMNITIES	19

11.	SECURITY AGENT	34

12.	GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL	37

13.	INTENTIONALLY OMITTED	38

14.	CONFIDENTIALITY	38

15.	MISCELLANEOUS	38

EXHIBIT A	Form of Borrowing Notice
EXHIBIT B	Form of Transfer Certificate
SCHEDULE 1	Accounts; Addresses
SCHEDULE 2	Commitments
SCHEDULE 3	Aircraft; Scheduled Delivery Months
SCHEDULE 4	Non-Deferrable Advance Payments under the Purchase Agreement

i

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), dated as of June 28, 2007, is by and among (i) AIRTRAN AIRWAYS, INC. a Delaware corporation, (the “Borrower”), (ii) each LENDER IDENTIFIED ON SCHEDULE 1 HERETO (“Lenders”) and (iii) BAYERISCHE HYPO- UND VEREINSBANK AG, LONDON BRANCH, not in its individual capacity, except as expressly state herein, but solely as agent for the Lenders (“Security Agent”).

W I T N E S S E T H:

WHEREAS, Borrower and Airframe Manufacturer have entered into the Purchase Agreement, pursuant to which, among other things, Airframe Manufacturer agreed to manufacture and sell to Borrower, and Borrower agreed to purchase and take delivery of, among other things, eighteen (18) Boeing model 737-7BD aircraft, each equipped with two (2) CFM International model CFM56-7B20 engines, each to be delivered during the Scheduled Delivery Months (the “Aircraft”); and

WHEREAS, Borrower desires to borrow from Lenders, and Lenders desire to lend to Borrower, a portion of the non-deferrable Advance Payments (as defined in the Purchase Agreement) made or to be made by Borrower to Airframe Manufacturer in respect of the Aircraft pursuant to the Purchase Agreement.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.	DEFINITIONS AND CONSTRUCTION

Except as otherwise defined in this Agreement, including its annexes, schedules and exhibits, terms used herein in capitalized form shall have the meanings attributed thereto in Annex A of the Security Agreement. Annex A of the Security Agreement also contains rules of usage that control construction of this Agreement.

2.	COMMITMENTS; BORROWER’S NOTICE OF PAYMENT DATES; CLOSING PROCEDURE

(a) Subject to the terms and conditions of this Agreement, each Lender agrees to make a secured loan to the Borrower in respect of each Advance (herein called, for each Advance, a “Drawing”) on a Borrowing Date to be designated pursuant to Section 2(d) hereof, but in no event later than the Commitment Termination Date. In the case of each Lender, such Drawing shall be equal to such Lender’s Participation Percentage multiplied by the amount of such Advance (for each Lender, such Lender’s “Commitment” with respect to such Advance); provided, that the aggregate amount of Drawings for all Advances to be made by any Lender shall not exceed the amount in Dollars set forth opposite such Lender’s name in Schedule 2 hereto as its Maximum Commitment (its “Maximum Commitment”). All Drawings made under this Agreement shall be evidenced in single series of Loan Certificates issued with respect to all Drawings. Without limiting the above, if the Security Agent disburses a Lender’s Commitment in relation to an Advance without first having received funds from a Lender, then that Lender hereby indemnifies Security Agent against any loss it may incur as a result of such failure to fund by that Lender.

(b) If any Lender shall default in its obligation to make the amount of its Commitment available pursuant to Section 2(a) in respect of any Advance, except as provided below in this Section 2(b) with respect to HVB, no other Lender shall have an obligation to increase the amount of its Commitment for such Advance and, notwithstanding the further provisions of this Section 2(b), the obligations of the non-defaulting Lenders shall remain subject to the terms and conditions set forth in this Agreement. If a Lender to whom HVB has transferred its Commitment in whole or in part pursuant to Section 9(a) with respect to an Aircraft fails to perform its obligation to make a secured loan on a Borrowing Date and so long as no Event of Default has occurred and is then continuing, HVB shall be obligated to make an additional secured loan on such Borrowing Date in an amount equal to the amount of the secured loan that such Lender was so obligated to, but did not, make. In the event that the preceding sentence is applicable and HVB is obligated to make an additional secured loan, then such defaulting Lender hereby indemnifies HVB against any loss it may incur as a result of such failure to fund by that Lender. HVB shall have no obligation under the second preceding sentence with respect to (i) any Lender where the Borrower has approved (acting in its sole discretion and without any obligation to do so; provided, that such approval, if requested by HVB, shall not be unreasonably withheld or delayed if the proposed Transferee has a credit rating issued by Standard & Poor’s, Moody’s or Fitch Ratings of A or better) in writing the transfer by HVB to such Lender of all or any portion of its Commitment or (ii) any Lender to whom HVB has transferred its Commitment while an Event of Default shall have occurred and be continuing.

(c) As more particularly set forth in Section 2.2 of the Security Agreement, Borrower shall execute and deliver to each Lender with appropriate insertions a Loan Certificate to evidence such Lender’s Maximum Commitment. The Loan Certificates shall be issued such that each Lender receives a Loan Certificate. Each Drawing shall be evidenced by this Agreement, the Loan Certificates, and notations made from time to time by each Lender in its books and records, including computer records. Each Lender shall record in its books and records, including computer records, the principal amount of the Drawings owing to it from time to time. Absent evidence to the contrary, each Lender’s books and records shall constitute presumptive evidence of the accuracy of the information contained therein. Failure by any Lender to make any such notation or record shall not affect the obligations of Borrower to such Lender with respect to the repayment of its Drawings.

(d) Borrower agrees to give the Security Agent at least five (5) Business Days’ prior written notice (the “Borrowing Notice”) of the Effective Date and the Borrowing Date for each Advance, which Borrowing Date shall be a Business Day not later than the Commitment Termination Date, which notice shall specify any funding instructions and shall be in substantially the form of Exhibit A.

(e) On the date of the execution and delivery of this Agreement and the satisfaction of the conditions precedent in Sections 4(a) and (b) (the “Effective Date”), Lenders shall make Drawings (subject to the limitations set forth in Section 2(a)) in respect of certain Advances which were paid by Borrower prior to the Effective Date. The proceeds of such Drawings shall be paid to Borrower to the account specified in the Borrowing Notice; provided, however, that Borrower shall remain responsible for, and shall have paid, its Cash Contribution for each Aircraft for which such Advances have been paid. On the first (1st) Business Day of each calendar month following the Effective Date (each such Business Day and the Effective Date, also referred to individually as a “Borrowing Date”) and the satisfaction (or waiver) of the conditions precedent in Section 4(b) hereof, the Lenders shall make Drawings (subject to the limitations set forth in Section 2(a)) in respect of Advances which are then due and payable by Borrower to Airframe Manufacturer. The proceeds of such Drawings shall be paid to Airframe Manufacturer (or to Borrower, if Borrower shall have paid such Advances to Airframe Manufacturer on or prior to the Borrowing Date thereof) by wire transferring (or by making other arrangements reasonably satisfactory to Security Agent and Airframe Manufacturer or Borrower (as the case may be)) such amounts to account or the accounts specified by Borrower in the applicable Borrowing Notice; provided, however, that Borrower shall remain responsible for, and shall have paid, its Cash Contribution for such Advances.

(f) If an Event of Default shall have occurred and be continuing, each Lender may cancel its Commitments, and upon notice of such cancellation to Borrower, the Commitments shall be cancelled and of no further effect. If an Event of Default under Sections 3(d), (e) or (f) of the Security Agreement shall have occurred and be continuing, the Commitments shall automatically, without any action or notice, be cancelled and of no further effect.

(g) Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense (including any Break Loss) that such Lender may sustain or incur as a consequence of (a) failure by the Borrower in making a borrowing after the Borrower has given a Borrowing Notice requesting the same in accordance with the provisions of this Agreement other than as a result of a breach by such Lender to make its Commitment available pursuant to Section 2(a), (b) failure by the Borrower in making any prepayment of Loan Certificates after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Loan Certificates on a day that is not the last day of an Interest Period with respect thereto. This covenant shall survive the termination of this Agreement and the payment of the Loan Certificates and all amounts payable hereunder.

(h) The closing with respect to the financing of each Advance shall take place at the offices of Smith, Gambrell & Russell, LLP, Promenade II, Suite 3100, 1230 Peachtree Street, N.E., Atlanta, Georgia 30309.

3.	LOAN CERTIFICATES, EXPENSES, FEES AND INCREASED COSTS

(a) Loan Certificates. Each Loan Certificate shall bear interest and be repaid in accordance with the applicable terms of this Agreement and the Security Agreement.

(b) Transaction Expenses. As to the Drawing(s) made on the Effective Date, if the transactions in respect of such Drawing(s) are consummated, or do not close for any reason other than a Lender’s breach of its obligations under Section 2 hereof, Borrower agrees to the pay such Lender’s and Security Agent’s Transaction Expenses related to such Drawing(s); provided, Borrower’s obligations to make such payment shall be subject to the limitations separately described in that certain email addressed to HVB from its counsel dated June 1, 2007.

(c) Upfront Fee. In consideration of the Lenders’ Commitments hereunder, Borrower shall pay to Paying Agent an amount equal to the Upfront Fee in immediately available funds on the Effective Date and the other dates as contemplated in the Upfront Fee Letter. Paying Agent shall distribute such fee to the Lenders pursuant to the Paying Agent Agreement.

(d) Commitment Fee. Borrower agrees to pay the Commitment Fee in arrears on the last Business Day of the calendar quarter following the Effective Date and on the last Business Day of each calendar quarter thereafter and on the Commitment Termination Date. Such Commitment Fee shall be calculated on the basis of a year of 360 days and actual number of days elapsed and shall accrue on the average daily unused portion of the aggregate Maximum Commitment during the preceding calendar quarter or part thereof. Borrower shall continue to pay the Commitment Fee until the earlier to occur of (i) the date on which the Commitments are terminated or cancelled and (ii) the Commitment Termination Date. The Commitment Fee shall be payable by Borrower to Paying Agent on the due date thereof in immediately available funds no later than 11:00 a.m., New York City time, on such date to the Payment Account. Paying Agent shall distribute the Commitment Fee when received to the Lenders pursuant to the Paying Agent Agreement. For purposes hereof, the aggregate unused Maximum Commitment of the Lenders shall be reduced by an amount equal to the amount by which (i) Borrower notifies Security Agent in writing that it wishes to reduce the aggregate unused Maximum Commitment of the Lenders (provided, the aggregate unused Maximum Commitment of the Lenders may not following any such reduction be increased) or (ii) a Lender cancels or terminates all or a portion of its Commitment pursuant to Section 2(f) hereof.

(e) Increased Costs.

(i) Borrower shall pay directly to each Lender such amounts as such Lender may determine to be necessary to compensate such Lender for any increase in costs that such Lender determines are attributable to its making or maintaining of its Commitment or the loans evidenced by its Loan Certificates or funding arrangements utilized in connection with such loans, or any reduction in any amount receivable by such Lender hereunder in respect of any of its Commitments, such loans or such arrangements (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:

(1) imposes any tax that is the functional equivalent of any reserve, special deposit or similar requirement of the sort covered by clause (2) below; or

(2) imposes or modifies any reserve, special deposit or similar requirements (including any Reserve Requirement) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender, or any such obligations; or

(3) imposes any other condition affecting this Agreement or its Loan Certificates (or any of such extensions of credit or liabilities) or any such obligation.

(ii) Without limiting the effect of the foregoing provisions of this Section 3(e) (but without duplication), Borrower shall pay directly to each Lender from time to time on request such amounts as such Lender shall determine to be necessary to compensate such Lender (or, without duplication, the holding company of which such Lender is a subsidiary) for any increase in costs that are attributable to the maintenance by such Lender (or any lending office or such holding company), pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law and whether or not failure to comply therewith would be unlawful so long as compliance therewith is standard banking practice in the relevant jurisdiction) of any court or governmental or monetary authority following (A) any Regulatory Change or (B) implementing any risk-based capital guideline or other similar requirement issued by any government or governmental or supervisory authority at the national level, of capital in respect of its Commitments or Loan Certificates or funding arrangements utilized in connection with the Loan Certificates; such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender (or any lending office or such bank holding company) would have achieved but for such law, regulation, interpretation, directive or request.

(iii) If any Lender intends to make a claim pursuant to clauses (i) or (ii) of this Section 3(e), it shall give written notice within sixty (60) days of the event occurring after the date of this Agreement entitling such Lender to compensation under clauses (i) or (ii) of this Section 3(e) (or if later, the date on which such Lender became aware or ought reasonably to have become aware (having regard to prudent commercial banking practice) of such event); provided, if any Lender fails to give such written notice within such period, such Lender shall only be entitled to payment under this Section 3(e) for costs incurred from and after the date sixty (60) days prior to the date that such Lender does give notice. Each Lender will use commercially reasonable efforts (at Borrower’s expense) to mitigate the amount of the Additional Costs associated with such event, including designating a different lending office for the Loan Certificates of such Lender affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the opinion of such Lender, result in any economic, legal or regulatory disadvantage to such Lender (other than economic disadvantages for which Borrower agrees to indemnify such Lender and which indemnity is acceptable to such Lender in its discretion acting reasonably and in good faith based on its credit assessment of Borrower). Each Lender will furnish to the Borrower a certificate of an authorized officer setting forth in reasonable detail (1) the events giving rise to such Additional Costs, (2) the basis for determining and allocating such Additional Costs and (3) the amount of each request by such Lender for compensation under clauses (i) or (ii) of this Section 3(e) (subject, however, to any limitations such Lender may require in respect of disclosure of confidential information relating to its capital structure), together with a statement that the determinations and allocations made in respect of the Additional Costs comply with the provisions of this Section 3(e), including as provided in the last sentence of this clause (iii). Determinations and allocations by any Lender for purposes of this Section 3(e) of the effect of any Regulatory Change pursuant to clause (i) of this Section 3(e), or of the effect of capital maintained pursuant to clause (ii) of this Section 3(e), on its costs or rate of return of maintaining Loan Certificates or its funding, or on amounts receivable by it in respect of Loan Certificates, and of the amounts required to compensate such Lender under this Section 3(e), shall be conclusive absent manifest error, provided that such determinations and allocations are made on a reasonable basis and, in the case of allocations, are made fairly.

(iv) The Borrower shall not be required to make payments under this Section 3(e) to any Lender if (1) a claim hereunder arises through circumstances peculiar to such Lender and which do not affect similar commercial banks in the same jurisdiction generally, or (2) the claim arises out of a relocation by such Lender of its lending office (except any such relocation effected pursuant to Section 3(e)(iii) or to an Accepted Jurisdiction), or (3) such Lender is not seeking similar compensation for such costs from its borrowers generally in commercial equipment related loans, or (4) the claim arises as the result of any law or regulation or any interpretation, directive or request of any court or governmental or monetary authority in any jurisdiction other than an Accepted Jurisdiction.

(f) Agency Fee. On the Effective Date and on each anniversary of the Effective Date until all amounts owing hereunder have been fully repaid, Borrower shall pay to Security Agent an amount equal to the Agency Fee in immediately available funds.

4.	CONDITIONS

(a) Conditions Precedent to the Effectiveness of the Commitments. The effectiveness of this Agreement is subject to the fulfillment (or waiver) prior to or on the Effective Date of the following conditions precedent:

(i) Each Lender and Security Agent receives executed counterparts or conformed copies of the following documents and such counterparts have been duly authorized, executed and delivered by the parties thereto, are in full force and effect and are in form and substance reasonably satisfactory to Security Agent:

(1) the Holdings Guarantee;

(2) the Security Agreement;

(3) the Consent and Agreement;

(4) the Engine Consent and Agreement;

(5) the Paying Agent Agreement; and

(6) the Loan Certificates.

(ii) Security Agent shall have received the following, in each case in form and substance reasonably satisfactory to Security Agent:

(1) (x) a copy of Borrower’s certificate of incorporation, by-laws, and resolutions, in each case certified by the secretary or an assistant secretary of Borrower, duly authorizing Borrower’s execution, delivery, and performance of this Agreement, the Security Agreement and each other document required to be executed and delivered by Borrower on or before each Borrowing Date in accordance with the provisions hereof and thereof; (y) incumbency certificate of Borrower as to the Person(s) authorized to execute and deliver the Operative Agreements on its behalf; and (z) good-standing certificate for Borrower for Delaware and Florida; and

(2) (x) a copy of Holdings’ articles of incorporation, by-laws, and resolutions, in each case certified by the secretary or an assistant secretary of Holdings, duly authorizing Holdings’ execution, delivery, and performance of the Holdings Guarantee required to be executed and delivered by Holdings on or before the Effective Date in accordance with the provisions hereof and thereof; (y) incumbency certificate of Holdings as to the Person(s) authorized to execute and deliver the Holdings Guarantee on its behalf; and (z) good-standing certificate for Holdings for Nevada.

(iii) Lenders and Security Agent shall have received opinions addressed to the Lenders and Security Agent from (1) Borrower’s internal counsel and (2) Smith, Gambrell & Russell, LLP, special counsel to Borrower, each in form and substance reasonably satisfactory to the Security Agent. Borrower shall use reasonable efforts to obtain opinions addressed to the Lenders and Security Agent from the respective legal counsels to the Manufacturers, each in form and substance reasonably satisfactory to the Security Agent.

(iv) Financing Statements related to the Collateral shall have been duly filed or shall be in the process of being filed in the appropriate jurisdiction.

(v) Paying Agent shall have received for account of the Lenders the Upfront Fee and Security Agent shall have received the payment of the Agency Fee due on the Effective Date.

(vi) Security Agent shall have received certified (but redacted) copies of the provisions of the Purchase Agreement and the GTA specifically assigned to Security Agent pursuant to the terms of the Security Agreement.

(b) Conditions Precedent to each Lender’s Participation in each Advance. Each Lender’s obligation to lend its respective Commitments to the Borrower in respect of each Advance (including Advances made by Borrower on or prior to the applicable Borrowing Date) is subject to the fulfillment (or waiver) prior to or on the Borrowing Date for such Advance of the following conditions precedent:

(i) Security Agent shall have received the Borrowing Notice with respect to the Borrowing Date for such Advance pursuant to Section 2(d) hereof.

(ii) After giving effect to the filing of the Financing Statements, the Security Agreement shall have a duly-perfected first-priority security interest in all of Borrower’s right, title, and interest in the Collateral, subject only to Permitted Liens.

(iii) No change shall have occurred after the date of the execution and delivery of this Agreement in applicable Law which would make it a violation of Law for the Lenders to make their respective Commitments for such Advance available to acquire their respective Loan Certificates or to realize the benefits of the security afforded by the Security Agreement.

(iv) On such Borrowing Date, (A) the representations and warranties of the Borrower contained in Section 5(a) of this Agreement shall be true and accurate in all material respects as though made on and as of such date except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties shall be true and accurate in all material respects on and as of such earlier date), (B) no Default or Event of Default exists, and (C) since March 31, 2007 there shall have been no Material Adverse Change with respect to the Borrower; and Security Agent shall have received an Officer’s Certificate to the effect of (A), (B) and (C).

(v) No action or proceeding shall have been instituted nor shall any action be threatened in writing before any Governmental Entity, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Entity at the time of such Borrowing Date to set aside, restrain, enjoin or prevent the completion and consummation of this Agreement or the transaction contemplated hereby.

(vi) No material adverse change in the LIBOR market shall have occurred which would materially impair the ability of the Lenders to lend its respective Commitments to Borrower.

(vii) Borrower shall have paid to Airframe Manufacturer an amount equal to its Cash Contribution due and payable to Airframe Manufacturer on such Borrowing Date.

(viii) Security Agent shall have received evidence reasonably satisfactory to it that the Advance or Advances for which a Lender is providing a secured loan on such Borrowing Date is due and payable by Borrower under the Purchase Agreement on such Borrowing Date or has been already been paid by Borrower under the Purchase Agreement as of such Borrower Date (as the case may be).

5.	REPRESENTATIONS AND WARRANTIES

(a) Borrower Representations and Warranties. Borrower represents and warrants to each Lender and Security Agent that on the date hereof and on each Borrowing Date:

(i) Borrower is a corporation validly existing and in good standing under the Laws of Delaware, and has the corporate power and authority to conduct the business in which it is currently engaged and to own or hold under lease its properties and to enter into and perform its obligations under each of the Operative Agreements to which Borrower is or will be a party. Borrower is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which the nature and extent of the business conducted by it, or the ownership of its properties, requires such qualification, except where the failure to be so qualified does not constitute or would not give rise to a Materially Adverse Change to Borrower.

(ii) The execution and delivery by Borrower of, and performance by Borrower of its obligations under, the Operative Agreements to which Borrower is or will be a party have been, duly authorized by all necessary corporate action on the part of Borrower.

(iii) Borrower’s execution and delivery of, and performance of its obligations under, the Operative Agreements to which Borrower is or will be a party do not, (1) violate any provision of Borrower’s certificate of incorporation or by-laws, (2) violate any Law applicable to or binding on Borrower, or (3) violate or constitute any default under, or result in the creation of any Lien (other than as permitted under the Security Agreement) under, any lease, loan or other material agreement to which Borrower is or will be a party or by which Borrower or any of its properties is bound.

(iv) Borrower’s execution and delivery of, and performance of its obligations under, the Operative Agreements to which Borrower is or will be a party do not require the consent or approval of, the giving of notice to, the registration with, the recording or filing of any documents with, or the taking of any other action in respect of (1) any trustee or other holder of any debt of Borrower, or (2) any Governmental Entity, other than (x) the Financing Statements, and (y) filings, recordings, notices, or other ministerial actions pursuant to any routine recording, contractual, or regulatory requirements.

(v) Each of the Operative Agreements to which Borrower is or will be a party have been, duly authorized, executed, and delivered by Borrower and the Operative Agreements to which Borrower is or will be a party constitute legal, valid, and binding obligations of Borrower enforceable against Borrower in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, and other similar Laws affecting the rights of creditors generally or by general principles of equity.

(vi) Except as set forth in Holdings’ most recent annual report on Form 10-K, quarterly report on Form 10-Q or current report on Form 8-K filed by with the SEC on or prior to March 31, 2007, no action, claim or proceeding is now pending or, to Borrower’s Actual Knowledge, threatened, against Borrower before any Governmental Entity, that is reasonably likely to be determined adversely to Borrower and if determined adversely to Borrower would result in a Material Adverse Change.

(vii) Holdings’ audited consolidated balance sheet for its most-recent fiscal year ended December 31, 2006, included in Holdings’ most-recent annual report on Form 10-K filed by Holdings with the SEC, and the related consolidated statements of operations and cash flows for the period then ended, have been prepared in accordance with GAAP and fairly present in all material respects in accordance with GAAP the financial condition of Holdings and its consolidated subsidiaries as of such date and the results of its operations and cash flows for such period, and since the date of such balance sheet, there has been no Material Adverse Change in such financial condition or operations, except for matters disclosed in (1) the financial statements referred to above, or (2) any subsequent report filed with the SEC before March 31, 2007.

(viii) On the Borrowing Date, except for the filing of the Financing Statements, no further action, including filing or recording any document (including any financing statement under UCC Article 9) is necessary in order to establish and perfect Security Agent’s Lien on the Collateral, as against Borrower and any other Person, in any applicable jurisdictions in the United States.

(ix) Each of the Purchase Agreement and the GTA are in full force and effect and neither Borrower nor, to the Actual Knowledge of Borrower, either of the Airframe Manufacturer or the Engine Manufacturer is in default of its obligations thereunder.

(x) Neither Borrower nor any Person authorized to act on its behalf has directly or indirectly offered any beneficial interest or Security relating to the ownership of any interest in the Collateral, or any of the Loan Certificates or any other interest in or security under the Security Agreement or any other interest in or security under such Collateral, for sale to, or solicited any offer to acquire any such interest or security from, or has sold any such interest or security to, any Person in violation of the Securities Act.

(xi) Borrower holds all licenses, permits and franchises from the appropriate Government Entities necessary to authorize Borrower to engage in air transportation and to carry on scheduled commercial passenger service as currently conducted, except where the failure to hold any such license, permit, or franchise would not give rise to a Materially Adverse Change to Borrower.

(xii) Borrower is not an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940.

(xiii) No Person acting on behalf of Borrower is or will be entitled to any broker’s fee, commission, or finder’s fee in connection with the transactions contemplated by this Agreement, other than Borrower’s Advisor.

(xiv) Borrower will not directly or indirectly use any of the proceeds from the issuance of the Loan Certificates so as to result in a violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(xv) None of the Reserved Provisions adversely affect in any material respect the rights assigned to Security Agent pursuant to the Security Agreement.

(xvi) The purchase price allowance granted by Engine Manufacturer to Borrower pursuant to the GTA is not assignable by Borrower to any third party and does not appear in any purchase price invoice prepared by Airframe Manufacturer for Boeing model 737 aircraft purchased by Borrower pursuant to the Purchase Agreement.

(b) Lenders’ Representations and Warranties. Each Lender represents and warrants to each other Lender, Borrower and Security Agent on the date hereof and on each Borrowing Date:

(i) This Agreement has been duly authorized, executed, and delivered by it and this Agreement constitutes its legal, valid, and binding obligation enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, and other similar Laws affecting the rights of creditors generally or general principles of equity.

(ii) No Person acting on behalf of it is or will be entitled to any broker’s fee, commission, or finder’s fee in connection with the transactions contemplated by this Agreement.

(iii) No portion of the funds it uses to purchase, acquire and hold the Loan Certificates or interest directly or indirectly constitutes, or may be deemed under the Code or ERISA or any rulings, regulations, or court decisions thereunder to constitute, the assets of any Plan.

(c) Security Agent’s Representations and Warranties. The Security Agent represents and warrants to Borrower and the Lenders on the date hereof and on each Borrowing Date:

(i) Security Agent is a validly existing and in good standing under the Laws of Germany and has banking and trust authority to execute and deliver, and perform its obligations under, each of the Operative Agreements to which it is or will be a party.

(ii) Each of the Operative Agreements to which Security Agent is or will be a party have been duly authorized, executed, and delivered by Security Agent and the Operative Agreements to which Security Agent is or will be a party constitute, legal, valid, and binding obligations of Security Agent enforceable against Security Agent in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, or other similar Laws affecting the rights of creditors generally or by general principles of equity.

(iii) No Liens will be attributable to Security Agent in respect of all or any part of the Collateral (other than Liens created by the Operative Agreements).

(iv) Neither Security Agent nor any Person authorized to act on its behalf has directly or indirectly offered any beneficial interest or Security relating to the Collateral or any of the Loan Certificates or any other interest in or security under the Collateral for sale to, or solicited any offer to acquire any such interest or security from, or has sold any such interest or security to, any Person.

6.	COVENANTS OF BORROWER.

(a) Liens. Borrower will not directly or indirectly create, incur, assume, or suffer to exist any Lien on or with respect to the Collateral, title thereto, or any interest of Borrower therein, except Permitted Liens. Borrower shall promptly, at its own expense, take such action as may be necessary duly to discharge (by bonding or otherwise) any such Lien other than a Permitted Lien arising at any time.

(b) Except as otherwise permitted in the Security Agreement, Borrower shall not enter into any agreement amending or supplementing the Purchase Agreement or the GTA in any manner that would adversely affect in any material respect the rights of the Security Agent or the Lenders.

(c) Borrower Merger.

(i) Borrower shall not convey all or substantially all of its assets in one or a series of related transactions or consolidate with or merge into any other Person under circumstances in which Borrower is not the surviving corporation, unless, only in the case of a consolidation or merger:

(1) after giving effect to such consolidation or merger, such Person is organized, existing, and in good standing under the Laws of the United States, any state of the United States, or the District of Columbia, and, upon consummation of such transaction, such Person will be a U.S. Air Carrier; and

(2) such Person (aa) executes, prior to or contemporaneously with the consummation of such transaction, such agreements, if any, as are in the reasonable opinion of Security Agent necessary to evidence the assumption by such Person of liability for all of the obligations of the Borrower under the Security Agreement and the other Operative Documents, (bb) make such recordings and filings, and take such other action with respect to the Operative Documents, as shall be necessary in the reasonable opinion of Security Agent to protect its security interest in the Collateral and obtain all consents of Airframe Manufacturer and the Engine Manufacturer to the extent necessary; and (cc) cause to be delivered to Security Agent and the Lenders such legal opinions as any of them may reasonably request in connection with the matters specified in the preceding clauses (aa) and (bb).

(ii) Upon any such consolidation or merger of Borrower with any Person in accordance with this Section 6(b), such Person will succeed to, and be substituted for, and may exercise every right and power of, Borrower under the Operative Agreements with the same effect as if such Person had been named as “Borrower” therein.

(iii) In connection with any such consolidation or merger of Borrower with any Person in accordance with this Section 6(b), Borrower shall provide such information regarding any such consolidation or merger as the Security Agent shall reasonably request; provided, Borrower shall not be obligated to provide any information regarding any such consolidation or merger for which Borrower is precluded by an existing contract or law from disclosing to the Security Agent, the Lenders or any third party not directly associated with any such consolidation or merger or any information that is deemed by Borrower at such time to be material non-public information. Borrower, Security Agent and the Lenders agree that it shall be reasonable for the Security Agent to request information which is similar in all material respects to such information as has been provided by Borrower to the Security Agent prior to the Effective Date; provided, such information is already in existence.

(d) Corporate Existence, U.S. Air Carrier. Borrower shall at all times maintain its corporate existence, except as permitted by Section 6(c), and shall at all times remain a U.S. Air Carrier.

(e) Notice of Change of Location. Borrower will give to Security Agent timely written notice (but in any event at least thirty (30) days before the expiration of the period of time specified under applicable Law to prevent lapse of perfection) of any change of its jurisdiction of organization (as defined in UCC Article 9), and will promptly take any action required by Section 6(f)(2) as a result of such relocation.

(f) Certain Assurances. With respect to the Collateral:

(1) Borrower shall duly execute, acknowledge, and deliver (or cause to be executed, acknowledged, and delivered) all such further documents, and shall do and cause to be done such further things, as Security Agent reasonably requests to accomplish the purposes of the Operative Agreements, provided that any document so executed by Borrower will not expand any obligations or limit any rights of Borrower in respect of any of the Operative Agreements.

(2) Borrower will cause the Financing Statements and all continuation statements (and any amendments necessitated by any combination, consolidation, or merger of Borrower, or any relocation of its jurisdiction of organization) in respect of the Financing Statements to be prepared and duly and timely filed and recorded to the extent permitted under the UCC or similar Law of any applicable jurisdiction.

(3) Borrower shall pay all reasonable costs and expenses (including costs and disbursements of counsel) incurred by Security Agent, Paying Agent and the Lenders after the date hereof in connection with (A) any supplements or amendments of the Operative Agreements (including, without limitation, any related recording costs) (other than with respect to any supplement or amendment requested pursuant to Section 6(f)(1) above), (B) any Default, (C) any successful enforcement or collection proceedings resulting therefrom or in connection with the negotiation of any restructuring or “work-out” (whether or not consummated), or (D) the successful enforcement of this Section 6.

(4) Provided that Security Agent is then exercising significant remedies (including, for the avoidance of doubt, acceleration pursuant to Section 4.1 of the Security Agreement) following the occurrence and during the continuation of an Event of Default, the Borrower hereby agrees that Security Agent may take actions necessary, and that, upon the written request of Security Agent, Borrower will take actions necessary to be taken by the Borrower, to establish Security Agent’s rights (and the priority thereof) in and to the Aircraft as granted to Security Agent under the Operative Agreement to the extent possible or feasible prior to delivery (or when manufacturer’s serial numbers are available in respect of the Airframe and the Engines and the Aircraft are anticipated as being delivered and there is a possibility that such equipment may be delivered by Airframe Manufacturer before the Lenders are repaid the Drawings in respect of such Aircraft), including by making or authorizing filings in respect of one or more of prospective international interests, international interests or associated rights with the

International Registry. If Borrower shall thereafter repay the Drawings in respect of any such Aircraft or Section 4.2 of the Security Agreement shall become applicable, Security Agent agrees to take actions requested by Borrower as may be necessary to discharge from the International Registry any prospective international interest, international interests or associated rights as may have been made or filed pursuant to the preceding sentence in respect of such Aircraft.

(5) Borrower agrees not to make or authorize filings of any prospective international interests, international interests or associated rights with the International Registry in respect of an Aircraft prior to repaying the Drawings related to such Aircraft, unless Borrower has secured commitment(s) for the funding of the purchase by Borrower of such Aircraft from the Airframe Manufacturer, which are sufficient to repay in full the Drawings that are outstanding in respect of such Aircraft, and such filings are being made in relation to such commitment(s); provided, that Borrower may not make or authorize any such filings if the Security Agent is then exercising significant remedies (including, for the avoidance of doubt, acceleration pursuant to Section 4.1 of the Security Agreement) following the occurrence and during the continuation of an Event of Default.

(6) For purposes of Section 6(f)(5) & (6) above, the following terms have the meanings described below:

“associated rights” is defined in the Cape Town Convention.

“Cape Town Convention” means the English language version of the Convention on International Interests in Mobile Equipment (the “Convention”) and the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment (the “Protocol”), both signed in Cape Town, South Africa on November 16, 2001, together with any protocols, regulations, rules, orders, agreements, instruments, amendments, supplements, revisions or otherwise that have or will be subsequently made in connection with the Convention and/or the Protocol by the “Supervisory Authority” (as defined in the Protocol), the “International Registry” or “Registrar” (as defined in the Convention) or an appropriate “registry authority” (as defined in the Protocol) or any other international or national body or authority.

“international interest” is defined in the Cape Town Convention.

“International Registry” is defined in the Cape Town Convention.

“prospective international interest” is defined in the Cape Town Convention.

(g) Securities Laws. Neither Borrower nor any Person authorized to act on its behalf will directly or indirectly offer any beneficial interest or Security relating to the ownership of any interest in the Collateral or any of the Loan Certificates, for sale to, or solicit any offer to acquire any such interest or security from, or sell any such interest or security to, any Person in violation of the Securities Act or applicable state or foreign securities Laws.

(h) Purchase Agreements. Borrower shall:

(1) duly perform all of its obligations under each of the Purchase Agreement and the GTA to the extent relating to the Aircraft against which Drawings are outstanding and take all actions necessary to keep the Purchase Agreement and the GTA to the extent relating to the Aircraft against which Drawings are outstanding in full force and effect;

(2) immediately notify Security Agent of any material default by Borrower or any material default of which Borrower has notice by Airframe Manufacturer or Engine Manufacturer under, or of any cancellation, termination or rescission or purported cancellation, termination or rescission of either the Purchase Agreement or the GTA to the extent relating to the Aircraft against which Drawings are outstanding;

(3) immediately notify Security Agent of any Excusable Delay (as defined in the Purchase Agreement) or non-Excusable Delay under the Purchase Agreement to the extent such delay relates to the Aircraft;

(4) not in any way modify, cancel, terminate or amend either the Purchase Agreement or the GTA in respect of the Aircraft against which Drawings are outstanding, except as expressly permitted by the Security Agreement or this Agreement;

(5) not accept delivery of any Aircraft from the Airframe Manufacturer before repaying to the Lenders all amounts owing in respect of the Drawings relating to that Aircraft.

7.	LENDER COVENANTS.

(a) Withholding Taxes. Each Lender agrees that if it is a Non-U.S. Person, to reimburse (on an After-Tax Basis) to Borrower or Paying Agent, as applicable for any amounts paid (including pursuant to obligations under any of the Operative Agreements) with respect to any United States withholding Taxes (and related interest, penalties, and additions to tax) as a result of any false, inaccurate or untrue statement in any certificate or form provided by it to Borrower or Paying Agent pursuant to Section 2.3 of the Security Agreement in connection with such withholding Taxes. Any amount payable under this Section 7(a) shall be paid within thirty (30) days after such Lender receives a written demand therefor (which shall state in reasonable detail the basis for and calculation of such claim).

(b) Compliance. Each Lender agrees that obligations and agreements under the Security Agreement and the Paying Agent Agreement which are specified to be obligations and agreements of the Lenders will apply as if it were a party to the Security Agreement and the Paying Agent Agreement.

(c) Consents. Each Lender hereby and by acceptance of a Loan Certificate covenants and agrees, for Borrower’s benefit, that it shall not unreasonably withhold, delay or condition any consent, waiver, approval or other action requested of it under the terms of this Agreement or any of the other Operative Agreements which by its terms are not to be unreasonably withheld, delayed or conditioned.

8.	SECURITY AGENT’S COVENANTS

(a) Liens. Security Agent (a) will not directly or indirectly create, incur, assume, or suffer to exist any Lien attributable to it on or with respect to all or any part of the Collateral (other than Liens created by the Operative Agreements), (b) will, at its own cost and expense, promptly take such action as is necessary to discharge any such Lien attributable to Security Agent on all or any part of the Collateral, and (c) will personally hold harmless and indemnify Borrower and its Affiliates, successors, and permitted assigns, and the Collateral from and against (1) any and all Expenses, and (2) any interference with the possession, operation, or other use of all or any part of the Collateral, imposed on, incurred by, or asserted against any of the foregoing as a consequence of any such Lien.

(b) Securities Laws. Security Agent will not offer any beneficial interest or security relating to the ownership of any interest in the Collateral or any of the Loan Certificates for sale to, or solicit any offer to acquire any such interest or security from, or sell any such interest or security to, any Person in violation of the Securities Act or applicable state or foreign securities Laws.

(c) Performance of Agreements. Security Agent shall perform its obligations under the Operative Agreements in accordance with their terms.

9.	ASSIGNMENT OR TRANSFER OF INTEREST

(a) Lenders.

(i) Transfer. Subject to Sections 2(b), 9(a)(ii) and 9(a)(iii) of this Agreement and Section 2.7 of the Security Agreement, any Lender may, at any time, Transfer or grant participations in all or any portion of its Commitment, Loan Certificates or all or any portion of its interest in or represented by its Commitment or Loan Certificates to a Transferee; provided, that any participant in any such participations shall not have any direct rights under the Operative Agreements or any Lien on all or any part of any of the Collateral; further provided, that (1) no such Transfer or participation shall diminish Borrower’s rights or increase Borrower’s liability or obligations or the amounts thereof (including with respect to withholding Taxes) (each measured immediately prior to such Transfer or participation) above that which would result had any such Transfer or participation not occurred (except to the extent resulting from a change in Law after the date of such Transfer or participation) and (2) after giving effect to any such Transfer, there shall be no more than four (4) Lenders (inclusive of HVB) at any time. Notwithstanding any provisions of the Operative Agreements to the contrary, no Lender shall be entitled to Transfer or grant participations to any Person in all or any portion of its Commitment, Loan Certificates or all or any portion of its beneficial interest in its Commitment or Loan Certificates, unless such Transfer or participation is in respect of a Commitment amount or an unpaid principal amount that is greater than or equal to Five Million Dollars (US$5,000,000) or if less, the outstanding principal amount of such Loan Certificates or the outstanding amount of such Lender’s Commitment, as the case may be. In the case of any Transfer, the Transferee, by execution and delivery of a Transfer Certificate in connection with such Transfer, shall be bound by all of the covenants of the transferring Lender in the Operative Agreements.

(ii) Securities Law. Each Lender agrees that it will not Transfer any portion of its Commitment, any Loan Certificate which it holds or any interest in, or represented by, any Loan Certificate which it holds in violation of the Securities Act or any applicable state, federal or foreign securities Law.

(iii) ERISA. Each Lender agrees that it will not Transfer any Loan Certificate which it holds or any interest in, or represented by, any Loan Certificate which it holds unless the proposed Transferee thereof first provides Borrower with the following:

(1) a written representation and covenant that no portion of the funds it uses to purchase and acquire such Loan Certificate or interest directly or indirectly constitutes, or may be deemed under the Code or ERISA or any rulings, regulations, or court decisions thereunder to constitute, the assets of any Plan; and

(2) a written covenant that it will not Transfer its Loan Certificate or any interest in, or represented by, any Loan Certificate unless the subsequent Transferee also makes the representation described in clause (1) of this Section 9(a)(iii) and agrees to comply with this clause (2).

(b) Transfer at Request of Borrower. In the event that Indemnified Withholding Taxes become payable by Borrower pursuant to Section 10(c)(i) hereof with respect to payments by Borrower to a Lender under a Loan Certificate or pursuant to any Operative Agreement and the elimination or sufficient reduction of such Indemnified Withholding Taxes pursuant to a transfer described in the last sentence of such Section 10(c)(i) is not accomplished, such Lender shall, upon the written request of Borrower, sell the affected Loan Certificate to a Person to which payments under the Loan Certificate would not be subject to withholding Taxes under then applicable Law for an amount which, together with any supplemental payment by Borrower in connection with such sale, shall be equal to the par value of such affected Loan Certificate plus accrued but unpaid interest thereon plus any Breakage Amount. Out-of-pocket costs and expenses, if any, (including reasonable fees and disbursements of counsel) reasonably incurred by a Lender and Security Agent in connection with any such transfer shall be for the account of Borrower.

(c) Effect of Transfer; Costs. Upon any Transfer in accordance with Section 9(a) (other than any Transfer by any Lender to the extent it only grants participations in Loan Certificates it holds or in its interest therein or represented thereby), the Transferee shall be deemed a “Lender” for all purposes of the Operative Agreements, and the transferring Lender shall be released from all of its liabilities and obligations with respect to such transferred Loan Certificate under the Operative Agreements to the extent such liabilities and obligations arise after such Transfer and, in each case, to the extent such liabilities and obligations are assumed by the Transferee; provided, that such transferring Lender (and its Affiliates, successors, assigns, agents, representatives, directors, and officers) will continue to have the benefit of any rights or indemnities under any Operative Agreement vested or relating to circumstances, conditions, acts, or events before such Transfer. The transferring Lender agrees that it shall reimburse, or shall cause the Transferee to reimburse, Borrower and Security Agent for all of their reasonable out-of-pocket costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with any such Transfer.

10.	INDEMNITIES

(a) General Indemnity.

(i) Whether or not any of the transactions contemplated by this Agreement are consummated, Borrower shall indemnify, protect, defend, and hold harmless each Indemnitee from, against, and in respect of, and shall pay on an After-Tax Basis, any and all Expenses of any kind or nature whatsoever that may be imposed on, incurred or suffered by, or asserted against any Indemnitee, relating to, resulting from, or arising out of or in connection with any one or more of the following:

(1) the Operative Agreements or the enforcement of any of the terms of any of the Operative Agreements;

(2) (aa) any claim or penalty arising out of violations of applicable Laws by Borrower, and (bb) any Liens in respect of the Collateral;

(3) following delivery thereof, the Aircraft, the Airframe, any Engine or any part thereof, including with respect thereto, (aa) the manufacture, design, purchase, acceptance, nonacceptance, rejection, ownership, registration, reregistration, deregistration, delivery, nondelivery, lease, sublease, assignment, possession, use, non-use, operation, maintenance, testing, repair, overhaul, condition, alteration, modification, addition, improvement, storage, airworthiness, replacement, repair, sale, substitution, return, abandonment, redelivery, transfer of title or other disposition of the Aircraft, any Engine or any part thereof, (bb) tort liability, whether or not arising out of the negligence of any Indemnitee (whether active, passive or imputed), (cc) death or property damage of passengers, shippers, or others or (dd) environmental control, noise, or pollution; and

(4) any breach of or failure to perform or observe, or any other noncompliance with, any covenant, agreement, or other obligation to be performed by Borrower under any Operative Agreement to which it is party or the falsity of any representation or warranty of Borrower in any Operative Agreement to which it is party.

(ii) Notwithstanding anything in Section 10(a)(i), Borrower shall not be required to indemnify, protect, defend, and hold harmless any Indemnitee pursuant to Section 10(a)(i) against any Expense of such Indemnitee:

(1) for any Taxes or a loss of Tax benefit, whether or not Borrower is required to indemnify therefor pursuant to Section 10(c);

(2) to the extent attributable to any Transfer (voluntary or involuntary) by or on behalf of such Indemnitee of any Loan Certificate or interest therein, except for reasonable out-of-pocket costs and expenses incurred as a result of any such Transfer requested in writing by Borrower or made or effected pursuant to the exercise of remedies under any Operative Agreement;

(3) to the extent attributable to the gross negligence or willful misconduct of such Indemnitee or any “Related Indemnitee” (as defined at the end of this Section 10(a)(ii)) (other than gross negligence or willful misconduct imputed to such Person solely by reason of its interest in the Collateral or any Operative Agreement);

(4) to the extent attributable to the incorrectness or breach of any representation or warranty, of such Indemnitee or any Related Indemnitee, contained in or made pursuant to any Operative Agreement;

(5) to the extent attributable to the failure, by such Indemnitee or any Related Indemnitee, to perform or observe any agreement, covenant, or condition on its part to be performed or observed in any Operative Agreement;

(6) to the extent attributable to the offer or sale, by such Indemnitee or any Related Indemnitee, of any interest in its Commitments, the Loan Certificates, or any similar interest, in violation of the Securities Act or other applicable federal, state, or foreign securities Laws (other than any thereof caused by acts or omissions of Borrower);

(7) with respect to Paying Agent’s failure to distribute funds received and distributable by it in accordance with the Paying Agent Agreement;

(8) other than during the existence of an Event of Default, to the extent attributable to the authorization or giving or withholding of any future amendments, supplements, waivers, or consents with respect to any Operative Agreement, other than any requested by Borrower or required by or made pursuant to the terms of the Operative Agreements (unless such requirement results from the actions of an Indemnitee not required by or made pursuant to the Operative Agreements);

(9) to the extent attributable to any amount which any Indemnitee expressly agrees to pay (other than amounts required to be paid by such Indemnitee in connection with the enforcement of its rights and remedies hereunder and under any Operative Agreement) or such Indemnitee expressly agrees shall not be paid by or be reimbursed by Borrower;

(10) to the extent that it is an ordinary and usual operating or overhead expense;

(11) for any Lien attributable to such Indemnitee or any Related Indemnitee that Borrower is not obligated to discharge under the Operative Agreements;

(12) if another provision of an Operative Agreement specifies the extent of Borrower’s responsibility or obligation to such Indemnitee with respect to such Expense, to the extent of Borrower’s specified responsibility or obligation; or

(13) to the extent incurred by or asserted against an Indemnitee as a result of any “prohibited transaction” caused by it, within the meaning of ERISA § 406 or Code § 4975(c)(1).

For purposes of this Section 10(a), a Person shall be considered a “Related Indemnitee” of an Indemnitee if that Person is an Affiliate or employer of such Indemnitee, a director, officer, employee, agent, or servant of such Indemnitee or any such Affiliate, or a successor or permitted assign of any of the foregoing (other than pursuant to a Transfer). For the avoidance of doubt, no Transferee of a Loan Certificate shall be entitled under this Section 10(a) to be indemnified, protected, defended or held harmless against any Expense to the extent that any prior holder of such Loan Certificate would not have been entitled to such rights and protections at the time of its transfer.

(iii) The provisions of this Section 10(a) constitute a separate agreement with respect to each Indemnitee, and is enforceable directly by each such Indemnitee.

(iv) If an Indemnitee makes a claim for any Expense indemnifiable under this Section 10(a), such Indemnitee shall give prompt written notice thereof to Borrower. Notwithstanding the foregoing, any Indemnitee’s failure to notify Borrower as provided in this Section 10(a)(iv), or in Section 10(a)(v), shall not release Borrower from any of its obligations to indemnify such Indemnitee hereunder, except to the extent that such failure results in an additional Expense to Borrower (in which event Borrower shall not be responsible for such additional Expense) or materially impairs Borrower’s ability to contest such claim.

(v)

(1) If any action, suit, or proceeding for which Borrower is responsible under this Section 10(a) is brought against any Indemnitee, such Indemnitee shall notify Borrower of the commencement thereof, and Borrower may, at its expense, participate in and, to the extent that it so desires (subject to the provisions of the following paragraph), assume and control the defense thereof and, subject to Section 10(a)(v)(3), settle or compromise it.

(2) Borrower or its insurer(s) shall have the right, at its or their expense, to investigate and control the defense of, any action, suit, or proceeding, relating to any Expense for which indemnification is sought pursuant to this Section 10(a), and each Indemnitee shall cooperate reasonably and in good faith with Borrower or its insurer(s) with respect thereto; provided, that Borrower shall not be entitled to control the defense of any such action, suit, or proceeding, or to compromise any such Expense, (a) while any Event of Default exists, (b) if such proceedings will involve a material risk of the sale, forfeiture, or loss of, or the creation of any Lien (other than Permitted Lien) on the Collateral, unless

Borrower shall have posted a bond or other security or collateral reasonably satisfactory to Security Agent in respect to such risk, (c) if such proceedings entail any material risk of criminal liability or material civil liability, (d) if such proceedings would adversely affect in any material respect the business reputation of such Indemnitee or (e) if control by Borrower would be inappropriate due to a conflict of interest. In connection with any such Borrower-controlled action, suit, or proceeding, such Indemnitee shall have the right to participate therein, at its sole cost and expense, with counsel reasonably satisfactory to Borrower, provided that such Indemnitee’s participation does not, in the reasonable opinion of the independent counsel appointed by Borrower or its insurers to conduct such proceedings, interfere with the defense of such case. In connection with any Indemnitee-controlled action, suit, or proceeding, Borrower or its insurers shall have the right to participate therein, at its or their sole cost and expense, with counsel reasonably satisfactory to any such Indemnitee, provided that Borrower’s or its insurers’ participation does not, in the reasonable opinion of the independent counsel appointed by any such Indemnitee to conduct such suit or proceedings, materially interfere with the defense of such case.

(3) In no event shall any Indemnitee enter into a settlement or other compromise with respect to any Expense without Borrower’s prior written consent (which shall not be unreasonably withheld or delayed), unless such Indemnitee waives its right to be indemnified with respect to such Expense under this Section 10(a).

(4) To the extent that any Expense indemnified by Borrower hereunder may be covered by insurance maintained by Borrower, at Borrower’s expense, each Indemnitee agrees to cooperate with the insurers in the exercise of their rights to investigate, defend, or compromise such Expense as may be required to retain the benefits of such insurance with respect to such Expense.

(5) If an Indemnitee is not a party to this Agreement, Borrower may require such Indemnitee to agree in writing to the terms of this Section 10(a) and Section 12 before making any payment to such Indemnitee under this Section 10.

(6) Nothing in this Section 10(a)(v) shall require an Indemnitee to contest any Expense or to assume responsibility for or control of any judicial proceeding with respect thereto.

(vi) Borrower will promptly provide the relevant Indemnitee with such information not within the control of such Indemnitee (but in Borrower’s control or reasonably available to Borrower) which such Indemnitee reasonably requests, and will otherwise cooperate with such Indemnitee so as to enable such Indemnitee to fulfill its obligations under Section 10(a)(v). The Indemnitee shall promptly supply Borrower with such information not within the control of Borrower (but in such Indemnitee’s control or reasonably available to such Indemnitee) which Borrower reasonably requests to control or participate in any proceeding to the extent permitted by Section 10(a)(v).

(vii) Upon payment in full by or on behalf of Borrower of any indemnity provided for under this Agreement, Borrower, without any further action and to the full extent permitted by Law, will be subrogated to all rights and remedies of the Person indemnified (other than with respect to any of such Indemnitee’s insurance policies or in connection with any indemnity claim of such Indemnitee under Section 11(d)) in respect of the matter as to which such indemnity was paid. Each Indemnitee will give such further assurances or agreements and cooperate with Borrower to permit Borrower to pursue such claims, to the extent reasonably requested by Borrower and at Borrower’s expense.

(viii) If an Indemnitee receives any refund, in whole or in part, with respect to any Expense paid by Borrower hereunder, that Indemnitee will promptly pay such amount refunded (but not an amount in excess of the amount Borrower or any of its insurers has paid in respect of such Expense) over to Borrower, unless a Special Default or Event of Default exists, in which case such amount shall be paid over to Security Agent to hold as security for Borrower’s obligations under the relevant Operative Agreements or, if requested by Borrower, applied to satisfy those obligations.

(b) Expenses. Borrower shall pay all reasonable out-of-pocket costs and expenses (including the reasonable fees and disbursements of counsel) incurred by Security Agent, Paying Agent or the Lenders in connection with any waiver, consent or approval or amendment or modification of any Operative Agreement to the extent requested by Borrower. Each Lender agrees that it shall reimburse Borrower, Paying Agent and Security Agent for all reasonable out-of-pocket costs and expenses (including the reasonable fees and disbursements of counsel) incurred by Borrower, Paying Agent and Security Agent in connection with any waiver, consent or approval or amendment or modification of any Operative Agreement requested by it or Security Agent, unless such amendment or modification is requested pursuant to Section 6(f)(1) hereof or requested in connection with the existence of a Default.

(c) General Tax Indemnity.

(i) Withholding Taxes. Except as provided in Section 10(c)(i), Borrower agrees that each payment paid by Borrower or Paying Agent under the Loan Certificates, and any other payment or indemnity paid by Borrower or Paying Agent to or for the benefit of a Lender under any Operative Agreement, shall be free of all withholdings or deductions with respect to Taxes of any nature unless the withholding or deduction is required by applicable Law, and if Borrower or Paying Agent is required by applicable Law to make any such withholding or deduction for any such payment, (1) Borrower shall (or cause Paying Agent on its behalf to) make all such withholdings or deductions, (2) if and to the extent that all or any portion of the required withholdings or deductions constitutes Indemnified Withholding Taxes, the amount payable by Borrower shall be increased by Borrower so that, after Paying Agent makes all required withholdings or deductions, such Lender receives the same amount that it would have received had no such withholdings or deductions with respect to such Indemnified Withholding Taxes been made, with the amount payable by Borrower with respect to such Indemnified Withholding Taxes being calculated on an After-Tax Basis, and (3) Borrower shall (or cause Paying Agent on its behalf to) pay the full amount withheld or deducted to the relevant Taxing Authority in accordance with applicable Law. The term “Indemnified Withholding Taxes” shall mean, with respect to any Loan Certificate or other payment or indemnity paid by Borrower or Paying Agent to or for the benefit of a Lender under any Operative Agreement, withholding taxes imposed by the U.S. Government, but only to the extent that, as a result of a change in law or regulation or interpretation thereof or a change in a tax treaty to which the United States is a party, in each case that occurs after the later of (x) the Borrowing Date applicable to such Loan Certificates and (y) the date the Lender owning such Loan Certificates became a Lender, such withholding taxes become applicable with respect to a payment by Borrower or Paying Agent to or for the benefit of the Lender (if none had previously been imposed or required) or the rate applicable to a previously imposed or required withholding tax is increased; provided that, if the particular Lender is based in a jurisdiction other than an Accepted Jurisdiction, the amount of Indemnified Withholding Taxes shall not exceed the amount of Indemnified Withholding Taxes that would be applicable if the Lender were based in an Accepted Jurisdiction or other jurisdiction to which such Loan Certificates have been transferred solely pursuant to this Section 10(c)(i). In the event that Indemnified Withholding Taxes become payable by Borrower as provided above, the Lender will, if possible and without any adverse consequences, transfer the Loan Certificates to another jurisdiction that is mutually acceptable to Borrower and such Lender so that either (1) no such Indemnified Withholding Taxes would be applicable to subsequent payments to or for the benefit of such Lender following such transfer (taking into account the provisions of Treas. Reg. § 1.881-3 and the limitation on benefits provisions of any applicable tax treaty) or (2) the rate of the Indemnified Withholding Taxes applicable to subsequent payments to such Lender following such transfer (taking into account the provisions of Treas. Reg. § 1.881-3 and the limitation on benefits provisions of any applicable tax treaty) would not exceed the rate of the Indemnified Withholding Taxes applicable to payments to such Lender prior to such transfer and the applicable change in law or regulation or the interpretation thereof or change in tax treaty. Notwithstanding the foregoing, the Borrower will not be required to gross up for any U.S. Withholding Tax or deduction imposed or required as a result of Lender’s failure to comply with Section 10(c)(viii).

(ii) General Tax Indemnity. Except as provided in Section 10(c)(iii) and whether or not any of the transactions contemplated hereby are consummated, Borrower shall pay, indemnify, protect, defend, and hold harmless each Tax Indemnitee from all Taxes imposed by any Taxing Authority imposed on or asserted against any Tax Indemnitee or the Collateral, or any interest in any of the foregoing (whether or not indemnified against by any other Person), upon or with respect to the Operative Agreements or the transactions or payments contemplated thereby, including any Tax imposed upon or with respect to (w) any Operative Agreement (including any Loan Certificates), (x) following delivery thereof, the Aircraft, the Airframe, any Engine, any part, any data, or any other thing delivered or to be delivered therewith, (y) following delivery thereof, the purchase, manufacture, acceptance, rejection, sale, transfer of title, return, ownership, mortgaging, delivery, transport, charter, rental, lease, re-lease, sublease, assignment, possession, repossession, presence, use, condition, storage, preparation, maintenance, modification, alteration, improvement, operation, registration, transfer or change of registration, reregistration, repair, replacement, overhaul, location, control, imposition of any Lien, financing, refinancing requested by Borrower, abandonment, or other disposition of the Aircraft, the Airframe, any Engine, any part, any data, or any other thing delivered therewith or (z) interest, fees, or other income, proceeds, receipts, or earnings, whether actual or deemed, arising upon, in connection with, or in respect of any of the Operative Agreements (including the property or income or other proceeds with respect to property held as part of the Collateral) or the transactions contemplated thereby.

(iii) Certain Exceptions. The provisions of Sections 10(c)(i) and 10(c)(ii) shall not apply to, and Borrower shall have no liability hereunder for, Taxes:

(1) imposed on a Tax Indemnitee by the federal government of the United States or any Taxing Authority or governmental subdivision of the United States or therein (including any state or local Taxing Authority) (aa) on, based on, or measured by gross or net income or gross or net receipts, including capital gains taxes, excess profits taxes, minimum taxes from tax preferences, alternative minimum taxes, branch profits taxes, accumulated earnings taxes, personal holding company taxes, succession taxes and estate taxes, and any withholding taxes on, based on, or measured by gross or net income or receipts, or (bb) on, or with respect to, or measured by capital or net worth or in the nature of a franchise tax or a tax for the privilege of doing business (other than Indemnified Withholding Taxes, sales, use, rental, stamp, documentary, license, or property Taxes and value added Taxes (that are not imposed in direct substitution for an income Tax));

(2) imposed on a Tax Indemnitee by any Taxing Authority or governmental subdivision thereof or therein outside of the United States (including any Taxing Authority in or of a territory, possession or commonwealth of the United States) (aa) on, based on, or measured by gross or net income or gross or net receipts, including capital gains taxes, excess profits taxes, minimum taxes from tax preferences, alternative minimum taxes, branch profits taxes, accumulated earnings taxes, personal holding company taxes, succession taxes and estate taxes, and any withholding taxes on, based on, or measured by gross or net income or receipts, or (bb) on, or with respect to, or measured by capital or net worth or in the nature of a franchise tax or a tax for the privilege of doing business (other than, in the case of clause (aa) or (bb), (y) sales, use, rental, stamp, documentary, license, or property Taxes and value added Taxes (that are not imposed in direct substitution for an income Tax), or (z) any Taxes imposed by any Taxing Authority (other than a Taxing Authority within whose jurisdiction such Tax Indemnitee is incorporated or organized or maintains its principal place of business) if such Tax Indemnitee would not have been subject to Taxes of such type by such jurisdiction but for (i) the activities of any Borrower Person in such jurisdiction, (ii) the status of any Borrower Person as a foreign entity or as an entity owned in whole or in part by foreign persons, (iii) any Borrower Person having made (or having been deemed to have made) payments to or for the benefit of such Tax Indemnitee from the relevant jurisdiction, or (iv) any Borrower Person being incorporated or organized or maintaining a place of business or conducting activities in such jurisdiction);

(3) on, with respect to, or measured by any trustee fees, commissions, or compensation received by Security Agent;

(4) that are being contested as provided in Section 10(c)(iv) below;

(5) imposed on any Tax Indemnitee to the extent that such Taxes result from the gross negligence or willful misconduct of such Tax Indemnitee or any Affiliate thereof;

(6) imposed on or with respect to a Tax Indemnitee (including a transferee thereof in those cases in which the Tax on transfer is imposed on, or is collected from, the transferee) as a result of a transfer or other disposition (including a deemed transfer or disposition) by such Tax Indemnitee or any of its Related Tax Indemnitees of any or all of its interest in the Collateral, any interest arising under the Operative Agreements, or any Loan Certificate, or as a result of a transfer or disposition (including a deemed transfer or disposition) of any interest in a Tax Indemnitee (other than (1) a substitution or replacement of the Collateral by a Borrower Person that is treated for Tax purposes as a transfer or disposition, or (2) a transfer requested by Borrower or required by the Operative Agreements or pursuant to an exercise of remedies upon a then-existing Event of Default);

(7) in excess of those that would have been imposed had there not been a transfer or other disposition excluded from indemnification by Section 10(c)(iii)(6) by or to such Tax Indemnitee or any of its Related Tax Indemnitees;

(8) consisting of any interest, penalties, or additions to Tax imposed on a Tax Indemnitee as a result (in whole or in part) of a failure of such Tax Indemnitee or any of its Related Tax Indemnitees to properly and timely file any Tax return that it is required to file, unless such failure is caused by Borrower’s failure to fulfill its obligations (if any) under Section 10(c)(vii) with respect to such Tax return;

(9) resulting from, or that would not have been imposed but for, any Liens arising as a result of claims against, or acts or omissions of, or otherwise attributable to such Tax Indemnitee or any of its Related Tax Indemnitees that Borrower is not obligated to discharge under the Operative Agreements;

(10) imposed on a Tax Indemnitee as a result of the breach by such Tax Indemnitee or any of its Related Tax Indemnitees of any covenant of such Tax Indemnitee or any Affiliate thereof contained in any Operative Agreement or the inaccuracy of any representation or warranty by such Tax Indemnitee or any Affiliate thereof in any Operative Agreement;

(11) in the nature of an intangible or similar Tax imposed upon or with respect to the value or principal amount of the interest of a Lender in any Loan Certificate or the loan evidenced thereby, but only if such Taxes are in the nature of franchise Taxes or result from the conduct of business by such Tax Indemnitee in the taxing jurisdiction and, in each case, are imposed because of the place of incorporation or the activities unrelated to the Transactions in the taxing jurisdiction of such Tax Indemnitee;

(12) imposed on a Tax Indemnitee by a Taxing Authority of a jurisdiction outside the United States, to the extent that such Taxes result from a connection between the Tax Indemnitee or any of its Related Tax Indemnitees and such jurisdiction imposing such Tax unrelated to the Transactions; or

(13) relating to ERISA or to Code § 4975.

For purposes of this Section 10(c), a Person shall be considered a “Related Tax Indemnitee” of a Tax Indemnitee if that Person is an Affiliate or employer of such Tax Indemnitee, a director, officer, employee, agent or servant of such Tax Indemnitee or any such Affiliate, or a successor or permitted assign of any of the foregoing (other than pursuant to a Transfer).

(iv) Payment.

(1) Borrower’s indemnity obligation to a Tax Indemnitee under this Section 10(c) shall equal the amount which, after taking into account any Tax currently payable upon the receipt or accrual of the amounts payable under this Section 10(c) and any current tax benefits realized by such Tax Indemnitee as a result of the indemnifiable Tax (including any benefits realized as a result of such Tax Indemnitee’s use of an indemnifiable Tax as a credit against Taxes not indemnifiable under this Section 10(c)), shall equal the amount of the Tax indemnifiable under this Section 10(c).

(2) At Borrower’s written request, the computation of the amount of any indemnity payment owed by Borrower or any amount owed by a Tax Indemnitee to Borrower pursuant to this Section 10(c) shall be verified and certified by an independent public accounting firm selected by such Tax Indemnitee and reasonably satisfactory to Borrower. Each Tax Indemnitee shall upon written request provide to such accounting firm such information in such Tax Indemnitee’s possession or control as is reasonably necessary, for the performance of such verification (subject to the accounting firm’s execution and delivery of a confidentiality agreement in form and substance reasonably acceptable to the Tax Indemnitee). Such verification shall be binding on Borrower and the Tax Indemnitee. The costs of such verification (including the fee of such public accounting firm) shall be borne by Borrower unless such verification results in an adjustment in Borrower’s favor of 5% or more of the net present value of the payment as computed by such Tax Indemnitee, in which case the costs shall be paid by such Tax Indemnitee.

(3) Each Tax Indemnitee shall provide Borrower with such certifications, and such information and documentation in such Tax Indemnitee’s possession or control, as Borrower reasonably requests in writing that are necessary to minimize any indemnity payment pursuant to this Section 10(c) and which such Tax Indemnitee can provide without incurring material adverse consequences under applicable Law, and Borrower shall, on written request from such Tax Indemnitee, reimburse such Tax Indemnitee for its reasonable out-of-pocket expenses incurred in providing such certifications, information and documentation to Borrower. If the Tax Indemnitee believes that providing to Borrower the certifications, information and documentation requested by Borrower would result in the incurrence of material adverse consequences under applicable Law, the Tax Indemnitee shall notify Borrower of the basis of that belief and the Tax Indemnitee and Borrower shall promptly meet to discuss the matter and, if Borrower and the Tax Indemnitee are unable to agree whether such material adverse consequences would result, shall appoint an independent accounting firm to resolve the issue on terms similar to those set forth in Section 10(c)(iv)(2) hereof (except that Borrower and the Tax Indemnitee shall share equally the costs of such accounting firm).

(4) Each Tax Indemnitee shall promptly forward to Borrower any written notice, bill, or advice that such Tax Indemnitee receives from any Taxing Authority concerning any Tax for which it seeks indemnification under this Section 10(c). Borrower shall pay any amount for which it is liable pursuant to this Section 10(c) directly to the appropriate Taxing Authority if legally permissible, or, upon written demand of a Tax Indemnitee, to such Tax Indemnitee within 30 days of such demand (or, if a contest occurs in accordance with Section 10(c)(v), within 30 days after a Final Determination (as defined below)), but in no event more than three Business Days before the related Tax is due. If requested by a Tax Indemnitee in writing, Borrower shall furnish at its expense to the appropriate Tax Indemnitee the original or a certified copy of a receipt for Borrower’s payment of any Tax paid by Borrower (if such a receipt is reasonably obtainable from the applicable Taxing Authority), or such other evidence of payment of such Tax as is reasonably acceptable to such Tax Indemnitee. Borrower shall also furnish at its expense promptly upon written request such data as any Tax Indemnitee reasonably requires to enable such Tax Indemnitee to comply with the requirements of any taxing jurisdiction; provided that Borrower shall not be required to furnish such data if (x) such data are not within the possession or control of Borrower (unless Borrower is required to maintain such data pursuant to applicable Law) or (y) such data are not customarily furnished by U.S. domestic air carriers under similar circumstances (unless such data are specifically requested by a Taxing Authority). For purposes of this Section 10(c), a “Final Determination” is (1) a decision, judgment, decree, or other order by any court of competent jurisdiction that occurs pursuant to the provisions of Section 10(c)(v), which decision, judgment, decree, or other order has become final and unappealable, (2) a closing agreement or settlement agreement entered into in accordance with Section 10(c)(v) that has become binding and is not subject to further review or appeal (absent fraud, misrepresentation, etc.), or (3) the termination of administrative proceedings and the expiration of the time for instituting a claim in a court proceeding; provided that, notwithstanding the foregoing, the positions taken by such Tax Indemnitee on its Tax returns and filings, dealing with Tax authorities and, subject to the provisions of Section 10(c)(v) hereof, in any Tax proceedings shall be in the sole, good-faith discretion of such Tax Indemnitee and, subject to the provisions of Section 10(c)(iv)(2) hereof, no Person shall have the right to require disclosure of the Tax returns or filings of such Tax Indemnitee, provided further that, in the case of any Tax credit or other Tax benefit that is limited in its availability, in the aggregate, to such Tax Indemnitee (and is not directly and fully traceable to the Tax paid or indemnified by Borrower without such limitations), the allocation of such Tax credit or other Tax benefit shall be made in a manner consistent with the requirements of applicable Law, and if and to the extent such allocation is not addressed by applicable Law, in proportion to other Tax credits or Tax benefits claimed by such Tax Indemnitee (taking into account any requirement of applicable Law concerning segregation or basketing of similar Tax credits or Tax benefits), by multiplying the amount of such Tax credit or Tax benefit by the ratio of the Tax credit or Tax benefit realized by the Tax Indemnitee by reason of any Tax paid or indemnified by Borrower over the total of such available Tax credits or Tax benefits for the Tax year at issue (taking into account any requirement of applicable Law concerning segregation or basketing of similar Tax credits or Tax benefits).

(5) If any Tax Indemnitee actually realizes a net tax savings by reason of any Tax paid or indemnified by Borrower pursuant to this Section 10(c) (whether such tax savings arise by means of a foreign tax credit, depreciation or cost recovery deduction, or otherwise), and such net savings is not otherwise taken into account in computing such payment or indemnity, such Tax Indemnitee shall pay to Borrower an amount equal to the lesser of (1) the amount of such net tax savings, plus any additional net tax savings recognized as the result of any payment made pursuant to this sentence, and (2) the amount of all payments pursuant to this Section 10(c) by Borrower to such Tax Indemnitee (less any payments previously made by such Tax Indemnitee to Borrower pursuant to this Section 10(c)(iv)(5)) (and the excess, if any, of the amount described in clause (1) over the amount described in clause (2) shall be carried forward and applied to reduce pro tanto any subsequent obligations of Borrower to make payments to such Tax Indemnitee pursuant to this Section 10(c)); provided, that such Tax Indemnitee shall not be required to make any payment pursuant to this sentence so long as a Special Default or an Event of Default exists. If a tax benefit is later disallowed or denied, the disallowance or denial shall be treated as a Tax indemnifiable under Section 10(c)(ii) without regard to the provisions of Section 10(c)(iii) (other than Section 10(c)(iii)(5), (8) or (10)). Each such Tax Indemnitee shall in good faith use reasonable efforts in filing its tax returns and in dealing with Taxing Authorities to seek and claim any such tax benefit.

(v) Contest.

(1) If a written claim is made against a Tax Indemnitee for Taxes with respect to which Borrower could be liable for payment or indemnity hereunder, or if a Tax Indemnitee determines that a Tax is due for which Borrower could have an indemnity obligation hereunder, such Tax Indemnitee shall promptly notify Borrower in writing of such claim (provided, that failure so to notify Borrower shall not relieve Borrower of its indemnity obligations hereunder except to the extent that such failure has a material adverse effect on Borrower’s indemnification obligations hereunder or on Borrower’s rights to successfully contest such claim), and shall take no action with respect to such claim without Borrower’s prior written consent for 30 days following Borrower’s receipt of such notice; provided, that, if applicable Law requires such Tax Indemnitee to take action before the end of such 30-day period, such Tax Indemnitee shall, in such notice to Borrower, so inform Borrower, and such Tax Indemnitee shall take no action for as long as it is legally able to avoid taking action. Such Tax Indemnitee shall (provided that Borrower shall have agreed to keep such information confidential other than to the extent necessary in order to contest the claim, such agreement to be delivered to the Tax Indemnitee and in form and substance reasonably acceptable to it) furnish Borrower with copies of the relevant portions of any requests for information from any Taxing Authority relating to such Taxes with respect to which Borrower may be required to indemnify hereunder. If requested by Borrower in writing within 30 days after its receipt of such notice, such Tax Indemnitee shall, at Borrower’s expense (including all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ and accountants’ fees and disbursements incurred in connection with, and reasonably allocable to, the contest of such Tax), in good faith contest (or, if permitted by applicable Law, allow Borrower to contest) through appropriate administrative and judicial proceedings the validity, applicability, or amount of such Taxes by (x) resisting payment thereof, (y) not paying the Taxes except under protest if protest is necessary and proper, or (z) if the payment is made, using reasonable efforts to obtain a refund thereof in an appropriate administrative or judicial proceeding. If requested to do so by Borrower in writing, the Tax Indemnitee shall appeal any adverse administrative or judicial decision, except that the Tax Indemnitee shall not be required to pursue any appeals to the United States Supreme Court. If and to the extent that the Tax Indemnitee is able, using reasonable efforts, to separate the contested issue or issues from other issues arising in the same administrative or judicial proceeding that are unrelated to the Transactions without (in such Tax Indemnitee’s good faith judgment) adversely affecting such Tax Indemnitee, such Tax Indemnitee shall permit Borrower to control the conduct of any such proceeding and shall provide to Borrower (at Borrower’s cost and expense) such information or data in such Tax Indemnitee’s control or possession and reasonably necessary to conduct such contest. If the contest is being controlled by a Tax Indemnitee, such Tax Indemnitee shall consult with Borrower in good faith regarding the manner of contesting such claim, and shall keep Borrower reasonably informed regarding the progress of such contest. If the contest is being controlled by Borrower, Borrower shall consult with the applicable Tax Indemnitee in good faith regarding the manner of contesting such claim, and shall keep such Tax Indemnitee reasonably informed regarding the progress of such contest. A Tax Indemnitee shall not fail to take any action expressly required by this Section 10(c)(v) (including any action regarding any appeal of an adverse determination with respect to any claim) or settle or compromise any claim without Borrower’s prior written consent (except as contemplated by Sections 10(c)(v)(2) or (3)).

(2) Notwithstanding the foregoing, in no event shall a Tax Indemnitee be required to pursue any contest (or to permit Borrower to pursue any contest) unless (1) Borrower agrees to pay such Tax Indemnitee on demand all reasonable out-of-pocket costs and expenses that such Tax Indemnitee incurs in connection with contesting such Taxes, including all reasonable out-of-pocket costs and expenses and reasonable attorneys’ and accountants’ fees and disbursements, in each case, to the extent reasonably allocable to the contest of such Taxes, (2) if such contest involves the payment of the claim, Borrower advances the amount thereof (to the extent indemnified hereunder) that is required to be paid before commencing the contest on an interest-free After-Tax Basis to such Tax Indemnitee (and such Tax Indemnitee shall promptly pay to Borrower any net realized tax benefits resulting from such advance, including any tax benefits resulting from making such payment), (3) the action to be taken will not result in any material risk of forfeiture, sale, or loss of, or the creation of a Lien (other than a Permitted Lien) on, the Collateral (unless Borrower makes provisions to protect the interests of any such Tax Indemnitee in a manner reasonably satisfactory to such Tax Indemnitee) or any material risk of criminal liability or material civil liability (provided, that such Tax Indemnitee shall notify Borrower in writing promptly after it becomes aware of any such risks), (4) no Event of Default exists (unless Borrower has provided security reasonably acceptable to the Tax Indemnitee for its obligations hereunder or has advanced to such Tax Indemnitee, before proceeding or continuing with such contest, the amount of the Tax being contested, plus any interest and penalties and an amount estimated in good faith by such Tax Indemnitee for expenses) and (5) before commencing any judicial action controlled by Borrower, such Tax Indemnitee shall have received written confirmation from Borrower that the Taxes that are the subject of such Tax claim are indemnified by Borrower hereunder, provided, that Borrower shall not be bound by such confirmation to the extent that the Final Determination of the contest articulates conclusions of law and fact that demonstrate Borrower is not liable hereunder for the Taxes that are the subject of such Tax claim. Notwithstanding the foregoing, if any Tax Indemnitee releases, waives, compromises, or settles any claim that may be indemnifiable by Borrower pursuant to this Section 10(c) without Borrower’s written permission, Borrower’s obligation to indemnify such Tax Indemnitee with respect to such claim (and all directly-related claims, and claims based on the outcome of such claim) shall terminate, and such Tax Indemnitee shall repay to Borrower any amount previously paid or advanced to such Tax Indemnitee with respect to such claim (other than previously incurred costs and expenses of contest described in clause (1) of this paragraph), plus interest at the rate that would have been payable by the relevant Taxing Authority on a refund of such Tax.

(3) Notwithstanding anything contained in this Section 10(c), a Tax Indemnitee will not be required to contest the imposition of any Tax, and shall be permitted to settle or compromise any claim without Borrower’s consent, if such Tax Indemnitee (1) waives its right to indemnity under this Section 10(c) with respect to such Tax (and any directly-related claim, and any claim the outcome of which is determined based upon the outcome of such claim), (2) pays to Borrower any amount previously paid or advanced by Borrower pursuant to this Section 10(c) with respect to such Tax (other than previously incurred costs and expenses of contest described in clause (1) of this paragraph), plus interest at the rate that would have been payable by the relevant Taxing Authority on a refund of such Tax, and (3) agrees to discuss with Borrower the views or positions of any relevant Taxing Authority with respect to the imposition of such Tax.

(vi) Refund. If any Tax Indemnitee receives a refund of, or is entitled to a credit against other liability for, all or any part of any Taxes paid, reimbursed, or advanced by Borrower, such Tax Indemnitee shall pay to Borrower within 30 days of such receipt an amount equal to the lesser of (a) the amount of such refund or credit plus any net tax benefit (taking into account any Taxes incurred by such Tax Indemnitee by reason of the receipt of such refund or realization of such credit) actually realized by such Tax Indemnitee as a result of any payment by such Tax Indemnitee made pursuant to this sentence (including this clause (a)), and (b) such tax payment, reimbursement, or advance by Borrower to such Tax Indemnitee theretofore made pursuant to this Section 10(c) (and the excess, if any, of the amount described in clause (a) over the amount described in clause (b) shall be carried forward and applied to reduce pro tanto any subsequent obligation of Borrower to make payments to such Tax Indemnitee pursuant to this Section 10(c)). If, in addition to such refund or credit, such Tax Indemnitee receives (or is credited with) an amount representing interest on the amount of such refund or credit, such Tax Indemnitee shall pay to Borrower within 30 days after receiving or realizing such credit that proportion of such interest fairly attributable to Taxes paid, reimbursed, or advanced by Borrower before the receipt of such refund or realization of such credit. Anything herein to the contrary notwithstanding, a Tax Indemnitee shall not be required to make any payment pursuant to this Section 10(c)(vi) so long as a Special Default or an Event of Default exists.

(vii) Tax Filing. Borrower shall, at its expense, timely file any report, return, or statement that is required to be filed with respect to any Tax which is subject to indemnification under this Section 10(c) (except for any such report, return, or statement which a Tax Indemnitee has timely notified Borrower in writing that such Tax Indemnitee intends to file, or for which such Tax Indemnitee is required by law to file, in its own name); provided, that the relevant Tax Indemnitee shall furnish Borrower with any information in such Tax Indemnitee’s possession or control that is reasonably necessary to file any such return, report, or statement and that Borrower reasonably requests in writing. Borrower shall either file such report, return, or statement and send a copy to such Tax Indemnitee, or, if Borrower is not permitted to file such report, return, or statement, it shall notify such Tax Indemnitee of such requirement and prepare and deliver such report, return, or statement to such Tax Indemnitee in a manner reasonably satisfactory to such Tax Indemnitee within a reasonable time before the time such report, return, or statement is to be filed; provided, that the relevant Tax Indemnitee shall either furnish Borrower with any information in such Tax Indemnitee’s possession or control that is reasonably necessary to file any such return, report, or statement and that Borrower reasonably requests in writing or such Tax Indemnitee shall itself be responsible for completing and filing such report, return or statement if it fails to, or elects not to, provide Borrower with the requested information.

(viii) Forms. Each Tax Indemnitee agrees to furnish from time to time to Borrower, Paying Agent, or such other Person as Borrower or Paying Agent shall designate, at Borrower’s or Paying Agent’s request, such duly-executed and properly-completed forms as may be necessary or appropriate in order to claim any reduction of or exemption from any withholding or other Tax imposed by any Taxing Authority, if (i) such reduction or exemption is available to such Tax Indemnitee without such Tax Indemnitee’s incurring material adverse consequences under applicable Law, and (ii) Borrower has provided such Tax Indemnitee with any information necessary to complete such form not otherwise reasonably available to such Tax Indemnitee. If the Tax Indemnitee believes that claiming such reduction or exemption would result in its incurring material adverse consequences under applicable Law, the Tax Indemnitee shall notify Borrower of the basis of that belief, and the Tax Indemnitee and Borrower shall promptly meet to discuss the matter and, if the Tax Indemnitee and Borrower are unable to agree whether such material adverse consequences would result, shall appoint an independent accounting firm to resolve the issue on terms similar to those set forth in Section 10(c)(iv)(2) hereof (except that the Tax Indemnitee and Borrower shall share equally the costs of such accounting firm).

(ix) Non-Parties. If a Tax Indemnitee is not a party to this Agreement, Borrower may require the Tax Indemnitee to agree in writing, in a form reasonably acceptable to Borrower, to the terms of this Section 10(c) and Section 12 before any payment shall be due to such Tax Indemnitee under this Section 10(c).

(d) Payments. Except as otherwise provided herein, any payments which Borrower or an Indemnitee or Tax Indemnitee is obligated to make pursuant to Section 10(a) or Section 10(c) shall be paid on the 30th day after demand, but not before five (5) days before the date such Expense or Tax is due or payable by such Indemnitee or Tax Indemnitee, as applicable. If Borrower shall have requested to contest a Tax or Expense as provided in this Section 10 and shall have duly complied with all the terms of this Section 10, Borrower’s liability for indemnification under this Section 10 shall, at Borrower’s election, be deferred until a final determination is made with respect to such contest. At such time, Borrower shall become obligated for the payment of any indemnification hereunder resulting from the outcome of such contest, and within fifteen (15) days following such final determination, any amounts so due hereunder shall be paid by Borrower to the Indemnitee or Tax Indemnitee, as applicable. Such payments shall be made directly to the relevant Indemnitee or Tax Indemnitee or to Borrower, in immediately available funds at such bank or to such account as specified by such Indemnitee or Tax Indemnitee or Borrower (as applicable) in written directives to the payor, or, if no such direction has been given, by check of the payor payable to the order of, and mailed to, such Indemnitee or Tax Indemnitee or Borrower (as applicable) by certified mail, postage prepaid, at its address as set forth in this Agreement.

(e) Interest. If any amount, payable by Borrower, any Indemnitee, or any Tax Indemnitee under Section 10(a) or Section 10(c) is not paid when due, the Person obligated to make such payment shall pay on demand, to the extent permitted by Law, to the Person entitled thereto, interest on any such amount for the period from and including the due date for such amount to but excluding the date the amount is paid, at the Past-Due Rate. Such interest shall be paid in the same manner as the unpaid amount in respect of which such interest is due.

(f) Benefit of Indemnities. Borrower’s obligations for indemnities, obligations, adjustments, and payments in Section 10(a) or Section 10(c) are expressly made for the benefit of, and shall be enforceable by, the Indemnitee or Tax Indemnitee entitled thereto as and to the extent provided herein, notwithstanding any provision of the Security Agreement.

11.	SECURITY AGENT

(a) Appointment and Powers. Each Lender hereby and by acceptance of a Loan Certificate irrevocably appoints, designates and authorizes Bayerische Hypo- und Vereinsbank AG, London Branch, as Security Agent under this Agreement and under each other Operative Agreement, irrevocably appoints Bayerische Hypo- und Vereinsbank AG, London Branch, as a “representative” of the Lenders within the meaning of Section 9-511 of the UCC and irrevocably authorizes Security Agent to take such action on its behalf under the provisions of this Agreement and each other Operative Agreements and to exercise the powers and perform the duties as are expressly delegated to it by the terms of this Agreement or any other Operative Agreement, together with such powers as are reasonably incidental thereto. Security Agent hereby accepts such appointments, designations and authorizations. Notwithstanding any provision to the contrary contained in this Agreement or in any other Operative Agreement, Security Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Operative Agreements, nor shall Security Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Operative Agreement or otherwise exist against Security Agent.

(b) Limitation on Security Agent’s Liability. Except as expressly provided in Section 8(b) hereof, neither Security Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them under or in connection with the Operative Agreements, except for its or their own gross negligence, willful misconduct or knowing violations of Law. Security Agent shall not be responsible to any Lender for (a) any recitals, statements, representations or warranties contained in the Operative Agreements or in any certificate or other document referred to or provided for in, or received by any of the Lenders under, the Operative Agreements, (b) the validity, effectiveness or enforceability of the Operative Agreements or any such certificate or other document, (c) the value or sufficiency of the Collateral or (d) any failure by Borrower to perform any of its obligations under the Operative Agreements. Security Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact so long as Security Agent was not grossly negligent in selecting or directing such agents or attorneys-in-fact. Security Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone or telecopier) believed by it to be genuine and correct and to have been signed or given by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Security Agent.

(c) Rights as Lender. If the Security Agent is also a Lender, it shall, in its capacity as a Lender, have the same rights and powers under the Operative Agreements as any other Lender and may exercise the same as though it were not acting as Security Agent, and the term “Lender” or “Lenders” shall include such Person in its individual capacity. Each Person acting as Security Agent (whether or not such Person is a Lender) and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with Borrower and its Affiliates as if it were not acting as Security Agent.

(d) Indemnification. Each Lender agrees to indemnify Security Agent (to the extent not reimbursed by Borrower under the Operative Agreements), ratably on the basis of the unpaid principal amounts of the Loan Certificates held by such Lenders (or, if no Loan Certificates are at the time issued, ratably on the basis of their respective Commitments applicable to such Aircraft), for any and all Expenses that may be imposed on, incurred by or asserted against Security Agent (including the costs and expenses that Borrower is obligated to pay under the Operative Agreements) in any way relating to or arising out of the Operative Agreements or any other documents contemplated thereby or referred to therein or the transactions contemplated thereby or the enforcement of any of the terms thereof or of any such other documents, provided that no such Lender shall be liable for any of the foregoing to the extent such Expenses arise from the gross negligence, willful misconduct or knowing violations of Law by Security Agent.

(e) Non-reliance on Security Agent and other Lenders. Each Lender agrees that it has made and will continue to make, independently and without reliance on Security Agent or any other Lender, and based on such documents and information as it deems appropriate, its own credit analysis of Borrower, its own evaluation of the Collateral and its own decision to enter into the Operative Agreements and to take or refrain from taking any action in connection therewith. Security Agent shall not be required to keep itself informed as to the performance or observance by Borrower of the Operative Agreements or any other document referred to or provided for therein or to inspect the properties or books of Borrower or the Collateral. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by Security Agent under the Operative Agreements, Security Agent shall have no obligation to provide any Lender with any information concerning the business, status or condition of Borrower, the Operative Agreements or the Collateral that may come into the possession of Security Agent or any of its Affiliates.

(f) Successor Security Agent.

(1) The institution acting as Security Agent or any successor thereto may resign at any time without cause by giving at least thirty (30) days’ prior written notice to Borrower and each Lender, such resignation to be effective upon the acceptance by a successor institution of its appointment as Security Agent. In addition, a Majority in Interest of the Lenders may at any time (but only with the consent of Borrower, which consent shall not be unreasonably withheld, delayed or conditioned) remove the institution acting as Security Agent without cause by an instrument in writing delivered to Borrower and Security Agent, and Security Agent shall promptly notify each Lender thereof in writing, such removal to be effective upon the acceptance by a successor institution of its appointment as Security Agent. In the case of the resignation or removal of the institution acting as Security Agent, a Majority in Interest of the Lenders may appoint a successor by an instrument signed by such holders, which successor shall be subject to Borrower’s reasonable approval. If a successor is not appointed within thirty (30) days after such notice of resignation or removal, Security Agent, Borrower or any Lender may apply to any court of competent jurisdiction to appoint a successor to act until such time, if any, as a successor is appointed as provided above. The court-appointed successor shall immediately and without further act be superseded by any successor appointed by a Majority in Interest of the Lenders as above provided.

(2) Any successor institution acting as Security Agent, however appointed, shall execute and deliver to Borrower and the predecessor institution acting as Security Agent an instrument accepting such appointment and assuming the obligations of Security Agent arising from and after the time of such appointment, and thereupon, without further act, such successor shall become vested with all the estates, properties, rights, powers, and duties of the predecessor hereunder as if originally named Security Agent herein; but nevertheless upon the written request of such successor Security Agent, such predecessor shall execute and deliver an instrument transferring to such successor, all the estates, properties, rights, and powers of such predecessor, and such predecessor shall duly assign, transfer, deliver, and pay over to such successor all money or other property then held by such predecessor hereunder. Any successor Security Agent shall be bound by all actions taken or omitted to be taken under the Operative Agreements by each predecessor Security Agent.

(3) Any successor institution acting as Security Agent, however appointed, shall be a bank or trust company that has a combined capital and surplus of at least $500,000,000, if such an institution is then willing, able, and legally qualified to perform the duties of Security Agent hereunder upon reasonable or customary terms.

(g) Notice of Default. If Security Agent obtains Actual Knowledge of a Default, Security Agent shall notify each Lender. Subject to Sections 4 of the Security Agreement and Section 11(h) hereof, Security Agent shall take such action, or refrain from taking such action, with respect to an Event of Default or Default (including with respect to the exercise of any rights or remedies hereunder) as Security Agent shall be instructed in writing by a Majority in Interest of the Lenders. If Security Agent does not receive instructions as above provided within twenty (20) days after delivering notice of such Event of Default to the relevant Lenders, Security Agent may (subject to instructions thereafter received pursuant to the preceding provisions of this Section 11(g)) take such action, or refrain from taking such action (but shall be under no duty to take or refrain from taking any action) with respect to such Event of Default as it determines to be advisable in the best interests of such Lenders; provided, that Security Agent may not sell the Collateral without the consent of all Lenders. Unless it has Actual Knowledge, Security Agent shall not be deemed to have knowledge of a Default or an Event of Default (except that Borrower’s failure to pay any installment of principal or interest within one Business Day after it becomes due shall constitute knowledge of a Default) unless notified in writing by Borrower or one or more Lenders.

(h) Instructions from a Majority in Interest of Lenders. Except as provided in Sections 4 and 6.1 of the Security Agreement, upon the written instructions at any time and from time to time of a Majority in Interest of the Lenders, Security Agent shall, in respect of an Aircraft and the transaction contemplated with respect thereto, take such of the following actions as shall be specified in such instructions: (a) give such notice or direction or exercise such right, remedy, or power under any of the Operative Agreements as shall be specified in such instructions, (b) approve as satisfactory to Security Agent all matters required by any of the Operative Agreements to be satisfactory to Security Agent, and (c) enter into any amendment, modification or supplement of any of the Operative Agreements or grant consents, waivers or approvals requested by Borrower under any of the Operative Agreements.

(i) Reports, Notices, etc. Security Agent will furnish to each Lender, promptly upon receipt thereof, duplicates or copies of all reports, notices, requests, demands, certificates, and other instruments furnished by Borrower to Security Agent under any of the Operative Agreements.

12.	GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

(a) THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY, AND PERFORMANCE.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AGREES, ACCEPTS, AND SUBMITS ITSELF TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN THE CITY AND COUNTY OF NEW YORK AND OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN CONNECTION WITH ANY LEGAL ACTION, SUIT, OR PROCEEDING WITH RESPECT TO ANY MATTER RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH THE OPERATIVE AGREEMENTS.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS AND AGREES TO THE SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES, AND DOCUMENTS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION, OR PROCEEDING MAY BE MADE BY MAILING COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, AT THE ADDRESS SET FORTH PURSUANT TO SECTION 15(a). EACH PARTY HERETO HEREBY AGREES THAT SERVICE UPON IT, OR ANY OF ITS AGENTS, IN EACH CASE IN ACCORDANCE WITH THIS SECTION 12(c), SHALL CONSTITUTE VALID AND EFFECTIVE PERSONAL SERVICE UPON SUCH PARTY, AND EACH PARTY HERETO HEREBY AGREES THAT THE FAILURE OF ANY OF ITS AGENTS TO GIVE ANY NOTICE OF SUCH SERVICE TO ANY SUCH PARTY SHALL NOT IMPAIR OR AFFECT IN ANY WAY THE VALIDITY OF SUCH SERVICE ON SUCH PARTY OR ANY JUDGMENT RENDERED IN ANY ACTION OR PROCEEDING BASED THEREON.

(d) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY LEGAL ACTION OR PROCEEDING BROUGHT HEREUNDER IN ANY OF THE ABOVE-NAMED COURTS, THAT SUCH ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT VENUE FOR THE ACTION OR PROCEEDING IS IMPROPER, OR THAT ANY OPERATIVE AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS.

(e) EACH PARTY HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN ANY COURT IN ANY JURISDICTION BASED UPON OR ARISING OUT OF OR RELATING TO THE OPERATIVE AGREEMENTS.

13.	INTENTIONALLY OMITTED

14.	CONFIDENTIALITY

Each Lender, Borrower, Holdings and Security Agent shall keep confidential the terms of this Agreement and the Operative Agreements and all information furnished to them from time to time hereunder or thereunder (which is marked confidential) and shall not disclose, or cause to be disclosed, the same to any Person, except (a) to prospective and permitted Transferees of the interests of any Lender or such Transferees’ counsel, independent insurance brokers, auditors, or other agents who are under an obligation of confidentiality with respect to such information or who otherwise agree to hold such information confidential, (b) to any Lender’s, Security Agent’s, Holdings’ or Borrower’s counsel, independent insurance brokers, auditors, or other agents, Affiliates, or investors who agree to hold such information confidential, (c) as may be required by any statute, court, or administrative order or decree, legal process, or governmental ruling or regulation, including those of any applicable regulatory authority, federal or state banking examiners, taxing authorities, or any stock exchange, or (d) to such other Persons as are reasonably deemed necessary by the disclosing party in order to protect the interests of such party or for the purposes of enforcing such documents by such party; provided, that any and all disclosures permitted by clauses (c) and (d) above shall be made only to the extent reasonably deemed necessary to meet the specific requirements or needs of the Persons making such disclosures.

15.	MISCELLANEOUS

(a) Notices. Unless otherwise expressly permitted by the terms hereof, all notices, requests, demands, authorizations, directions, consents, waivers, and other communications required or permitted to be made, given, furnished, or filed hereunder shall be in writing (and the specification of a writing in certain instances and not in others does not imply an intention that a writing is not required as to the latter), shall refer specifically to this Agreement, and shall be personally delivered, sent by fax or telecommunications transmission (which in either case provides written confirmation to the sender of its delivery), sent by registered mail or certified mail, return receipt requested, postage prepaid, or sent by next-business-day courier service, in each case to the address or fax number set forth for such party in Schedule 1, or to such other address or number as such party hereafter specifies by notice to the other parties hereto. Each such notice, request, demand, authorization, direction, consent, waiver, or other communication shall be effective when received or, if made, given, furnished, or filed by fax or telecommunication transmission, when confirmed.

(b) Survival. The indemnities and the representations and warranties (as and when made) in this Agreement shall survive the Transfer of any interest by any Lender in an Loan Certificate it holds, and the expiration or other termination of any Operative Document, except as expressly provided herein or therein.

(c) Amendments. No provision of this Agreement may be amended, supplemented, waived, modified, discharged, terminated, or otherwise varied orally, but only by an instrument in writing that specifically identifies the provision of this Agreement that it purports to amend, supplement, waive, modify, discharge, terminate, or otherwise vary and is signed by the party against whom the enforcement of the amendment, supplement, waiver, modification, discharge, termination, or variance is sought. Each such amendment, supplement, waiver, modification, discharge, termination, or variance shall be effective only in the specific instance and for the specific purpose for which it is given. No provision of this Agreement shall be varied or contradicted by oral communication, course of dealing or performance, or other manner not set forth in writing and signed by the party against whom enforcement of the same is sought.

(d) Severability. If any provision of this Agreement is held invalid, illegal, or unenforceable in any respect in any jurisdiction, then, to the extent permitted by Law, (a) the remainder of any affected provision (to the extent not invalid, illegal or unenforceable) and all other provisions hereof shall remain in full force and effect in such jurisdiction, and (b) such invalidity, illegality, or unenforceability shall not affect the validity, legality, or enforceability of such provision in any other jurisdiction. If, however, any Law pursuant to which any provision is held invalid, illegal, or unenforceable may be waived, the parties hereto hereby waive that Law to the full extent permitted, to the end that this Agreement shall be a valid and binding agreement in all respects, enforceable in accordance with its terms.

(e) Counterparts. This Agreement and any amendments, waivers, consents, or supplements hereto may be executed in any number of counterparts (or upon separate signature pages bound together into one or more counterparts), each fully-executed set of which shall be an original.

(f) No Waiver. No failure on the part of any party hereto to exercise, and no delay by any party hereto in exercising, any of its rights, powers, remedies, or privileges under this Agreement or otherwise available to it shall impair, prejudice, or waive any such right, power, remedy, or privilege or be construed as a waiver of any breach hereof or default hereunder or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy, or privilege preclude any other or further exercise thereof by it or the exercise of any other right, power, remedy, or privilege by it. No notice to or demand on any party hereto in any case shall, unless otherwise required under this Agreement, entitle such party to any other or further notice or demand in similar or other circumstances, or waive the rights of any party hereto to any other or further action in any circumstances without notice or demand.

(g) Third Party Beneficiaries. This Agreement is not intended to, and shall not, provide any Person not a party hereto (except the Persons referred to in Section 10 who are intended third-party beneficiaries of Section 10) with any rights of any nature whatsoever against any of the parties hereto, and no Person not a party hereto shall have any right, power, or privilege in respect of any party hereto, or have any benefit or interest, arising out of this Agreement.

(h) Entire Agreement. This Agreement, together with the other Operative Agreements, on and as of the date hereof, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and all prior understandings or agreements, whether written or oral, among any of the parties hereto with respect to such subject matter are hereby superseded in their entireties.

(i) Further Assurances. Each party hereto shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) all such further agreements, instruments, certificates, or other documents, and shall do and cause to be done such further things, as any other party hereto reasonably requests in connection with the administration of, or to carry out more effectively the purposes of, or to assure and confirm better to such other party the rights and benefits to be provided under, this Agreement and the other Operative Agreements.

[Remainder of Page Intentionally Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

AIRTRAN AIRWAYS, INC.,	BAYERISCHE HYPO- UND VEREINSBANK
as Borrower	AG, LONDON BRANCH,
as Lender

By	By
Name:	Name:
Title:	Title:

By
Name:
Title:

BAYERISCHE HYPO- UND VEREINSBANK
AG, LONDON BRANCH,
as Security Agent

By
Name:
Title:

By
Name:
Title:

S

EXHIBIT A

FORM OF:

BORROWING NOTICE

Bayerische Hypo- und Vereinsbank AG, London Branch,

as Security Agent and Lender

[            ], as Lender

Borrowing Notice dated [    ], 200[    ] (this “Notice”) by AirTran Airways, Inc. (“Borrower”).

Reference is made to the Credit Agreement, dated as of June 28, 2007 (as executed and delivered and as in effect from time to time, [and, prior to execution and delivery, the most recently circulated draft thereof,]* the “Credit Agreement”), among Borrower, each Lender identified on Schedule 1 hereto (collectively, the “Lenders”) and Bayerische Hypo- und Vereinsbank AG, London Branch, as Security Agent for the Lenders (the “Security Agent”). Unless specified herein, terms defined in the Security Agreement, dated as of June 28, 2007 (as executed and delivered and as in effect from time to time, [and, prior to execution and delivery, the most recently circulated draft thereof,]* the “Security Agreement”), between Borrower and Security Agent are used herein with the same meanings.

This Notice constitutes the notice required by Section 2(d) of the Credit Agreement. The Borrower hereby requests that each Lender pay the amount of its Commitment for the Advance which is due and payable on the Borrowing Date (defined below).

In connection with the foregoing, Borrower specifies the following information with respect to the Drawings requested hereby:

(A) Borrowing Date: [    ]

(B) The amount of the Drawings to be made: [    ]

(C) Each Lender’s Commitment in respect of the Drawings is: [    ]

(D) The Aircraft to which such Drawings relate: [            ]. The Drawings are to be allocated among the Aircraft as set forth in Schedule 1 hereto.

(E) Account information of [        ]: [        ]

*	To be added to first drawing notice only.

Exh A-1

The Lenders and each of their permitted successors and assigns are intended third party beneficiaries of this Borrowing Notice.

[Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense (including any Break Loss) that such Lender may sustain or incur as a consequence of failure by the Borrower in making a borrowing after Borrower has given this Borrowing Notice requesting the same in accordance with the provisions of the Credit Agreement other than as a result of a breach by such Lender to make its Commitment available pursuant to Section 2(a) of the Credit Agreement. If the Credit Agreement has not yet been executed, this indemnity refers to the most recent draft thereof and shall apply as if the Credit Agreement had been executed.]*

Borrower hereby represents and warrants that [the Advance or Advances for which the Lenders are providing a secured loan on the Borrowing Date is due and payable by Borrower under the Purchase Agreement on the Borrowing Date]/[the Advance or Advances for which the Lenders are providing a secured loan on the Borrowing Date have been or will have been paid by Borrower under the Purchase Agreement as of the Borrower Date.]

This Notice is governed by the laws of the State of New York.

*	To be added to first drawing notice only.

[Remainder of Page Intentionally Left Blank.]

Exh A-2

IN WITNESS WHEREOF, Borrower has caused this Notice to be duly executed by its officer thereunto duly authorized on the day and year first above written.

AIRTRAN AIRWAYS, INC.

By:
Name:
Title:

Exh A-3

SCHEDULE 1 TO BORROWING NOTICE

Aircraft MSN	Amount of Drawing	Attributable to [Lender 1]	Attributable to [Lender 2]
Total

Exh A-4

EXHIBIT B

FORM OF:

TRANSFER CERTIFICATE

[            ] [     ], [        ]

AirTran Airways, Inc.

9955 AirTran Blvd.

Orlando, Florida 32827

Attn: General Counsel

Bayerische Hypo- und Vereinsbank AG, London Branch

[ADDRESS]

Re:	Credit Agreement, dated June 28, 2007 (as amended, varied, novated or supplemented from time to time, the “Agreement”), by and among AirTran Airways, Inc., as Borrower (“Borrower”), each Lender identified in Schedule 1 to the Agreement as Lenders (“Lenders”) and Bayerische Hypo- und Vereinsbank AG, London Branch, as Security Agent for the Lenders (the “Security Agent”).

This Transfer Certificate is being delivered to your attention pursuant to Section 9(a) of the Agreement in connection with Transferring Lender’s Transfer to Transferee of Loan Certificate No. [    ], dated [            ] [    ], [        ], issued by Borrower (the “Loan Certificate”).

1.	Terms defined in the Security Agreement, dated December 7, 2005, by and between Borrower and Security Agent shall, subject to any contrary indication herein, have the same meanings in this Transfer Certificate. The terms Transferring Lender, Transferee and Transfer Date are defined in the attached Schedule I hereto.

2.	With effect from the Transfer Date, the Transferring Lender hereby Transfers to Transferee, and Transferee hereby assumes from Transferring Lender, all of Transferring Lender’s right, title and interest in and to, and all of its duties, liabilities and obligations arising on or before the Transfer Date under, the Loan Certificate.

3.	Transferee hereby agrees, for the benefit of the Lenders, Borrower and Security Agent, that with effect from the Transfer Date, it will perform, in accordance with the terms of the Agreement and the other Operative Agreements, all duties, liabilities and obligations which by the terms hereof have been assumed by it, and hereby agrees to be bound by any and all consents, approvals, elections or other actions given, made or taken by Transferring Lender prior to the Transfer Date. With effect from the Transfer Date, Transferring Lender hereby releases the Lenders, Borrower and Security Agent from their respective duties, liabilities and obligations owing to Transferring Lender under the Agreement and all other Operative Agreements; provided, that such release is not intended to extinguish, and such release shall not be construed to extinguish, any such obligations, duties and liabilities existing on the Transfer Date, all of which shall survive such release and be performed directly to and for the benefit of Transferee.

Exh B-1

4.	Transferee hereby represents and warrants, and agrees for the benefit of the Lenders, Borrower and Security Agent, that:

a.	No portion of the funds it uses to purchase, acquire and hold the Loan Certificate or any interest therein directly or indirectly constitutes, or may be deemed under the Code or ERISA or any rulings, regulations, or court decisions thereunder to constitute, the assets of any Plan.

b.	It will not Transfer any Loan Certificate which it holds or any interest in, or represented by, any Loan Certificate which it holds unless the proposed Transferee thereof first provides Borrower with the following:

(1)	a written representation and covenant that no portion of the funds it uses to purchase, acquire and hold such Loan Certificate or interest directly or indirectly constitutes, or may be deemed under the Code or ERISA or any rulings, regulations, or court decisions thereunder to constitute, the assets of any Plan; and

(2)	a written covenant that it will not Transfer any Loan Certificate or any interest in, or represented by, any Loan Certificate unless the subsequent Transferee also makes the representation described in clause (1) above and agrees to comply with this clause (2).

c.	It will not Transfer any Loan Certificate which it holds or any interest in, or represented by, any Loan Certificate which it holds in violation of the Securities Act or any applicable state or foreign securities Law.

5.	Transferee and Transferring Lender hereby represent and warrant, and agree for the benefit of the Lenders, Borrower and Security Agent, that:

a.	the Transfer of the Loan Certificate by Transferring Lender to Transferee does not violate the Securities Act or any applicable state or foreign securities Law; and

b.	the Transfer of the Loan Certificate by Transferring Lender to Transferee complies with all of the requirements of Section 9(a) of the Agreement.

6.	This Transfer Certificate and the rights, benefits and obligations of the parties under this Transfer Certificate shall be governed by and construed in accordance with the laws of the State of New York.

Exh B-2

IN WITNESS WHEREOF, each of the parties have executed this Transfer Certificate as of the date first written above.

[TRANSFERRING LENDER]

By:
Name:
Title:

[TRANSFEREE]

By:
Name:
Title:

Exh B-3

SCHEDULE I

TO

TRANSFER CERTIFICATE

1.	Transferring Lender:

2.	Transferee:

3.	Transfer Date: The date on which the Transfer contemplated by this Transfer Certificate is evidenced by registration of such Transfer on the Loan Certificate Register

Address for Notices and Accounts of Transferee for purposes of Schedule 1 to Loan Agreement:

Address:	Account:

Exh B-4

SCHEDULE 1

ACCOUNTS; ADDRESSES

BORROWER

Address:	Account:
AirTran Airways, Inc. 9955 AirTran Blvd Orlando, Florida 32827 Att: General Counsel Tel: *** Fax: ***	***

***	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Page 1 of 5 pages containing information redacted pursuant to a request for confidential treatment.

SCH 1-1

LENDERS

Address:	Account:
Bayerische Hypo- und Vereinsbank AG, London Branch Moor House 120 London Wall EC2Y 5ET London United Kingdom	***

For credit matters: Attn: George Gierhart/Deborah Whiteford Tel: *** Fax: ***

For payment and funding notification: Attn: Loan Services Tel: *** Fax: ***

***	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Page 2 of 5 pages containing information redacted pursuant to a request for confidential treatment.

SCH 1-2

SECURITY AGENT

Address:	Account:
Bayerische Hypo- und Vereinsbank AG, London Branch Moor House 120 London Wall EC2Y 5ET London United Kingdom	***

For credit matters: Attn: George Gierhart/Deborah Whiteford Tel: *** Fax: ***

For payment and funding notification: Attn: Loan Services Tel: *** Fax: ***

***	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Page 3 of 5 pages containing information redacted pursuant to a request for confidential treatment.

SCH 1-3

SCHEDULE 2

COMMITMENTS

Lender	Participation Percentage	Maximum Commitment
Bayerische Hypo- und Vereinsbank AG, London Branch	***	$82,050,040
Total	***	$82,050,040

***	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Page 4 of 5 pages containing information redacted pursuant to a request for confidential treatment.

SCH 2-1

SCHEDULE 3

AIRCRAFT; SCHEDULED DELIVERY MONTHS

Model	MSN	Scheduled Delivery Month	Block

737-7BD	33938	Q1 2009 (February)	B

737-7BD	35962	April 2009	B

737-7BD	35964	May 2009	B

737-7BD	35966	June 2009	B

737-7BD	35967	July 2009	A

737-7BD	35968	July 2009	A

737-7BD	35969	August 2009	A

737-7BD	35970	August 2009	A

737-7BD	35971	September 2009	A

737-7BD	35972	October 2009	A

737-7BD	35973	November 2009	A

737-7BD	35974	November 2009	A

737-7BD	35975	December 2009	A

737-7BD	35976	December 2009	A

737-7BD	36729	January 2010	A

737-7BD	36730	February 2010	A

737-7BD	33939	February 2010	A

737-7BD	36731	March 2010	A

SCH 3-1

SCHEDULE 4

NON-DEFERRABLE ADVANCE PAYMENTS UNDER THE PURCHASE AGREEMENT

***

***	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Page 5 of 5 pages containing information redacted pursuant to a request for confidential treatment.

SCH 4-1